Exhibit 10.2
Execution Version

CREDIT AGREEMENT
among
ASTRONICS CORPORATION
as the Borrower Representative and a Borrower
The other Borrowers party hereto
The Guarantors party hereto
The Lenders party hereto
and
HSBC BANK USA, N.A.
as Agent
DATED: As of July 11, 2024

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TABLE OF CONTENTS
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Exhibits and Schedules

Annex A        Agent’s Account

Exhibit A    -    Form of Term Loan Note
Exhibit B    -    [Reserved]
Exhibit C    -    Compliance Certificate
Exhibit D    -    Request Certificate
Exhibit E    -    Assignment and Assumption
Exhibit F        [Reserved]
Exhibit G        Joinder Agreement

Schedule 1     -    Employee Benefits Plan
Schedule 2.1    -    Lenders’ Commitments
Schedule 4.11    -    Subsidiaries; Affiliates
Schedule 5.2(g)    Reporting
Schedule 5.23(a)(i)    DDAs
Schedule 5.26        Post-Closing Covenants
Schedule 6.2    -    Liens and Indebtedness
Schedule 6.3    -    Investments and Guaranty Obligations
Schedule I        Mortgaged Property

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This CREDIT AGREEMENT dated as of July 11, 2024 among ASTRONICS CORPORATION, a New York corporation (the “Company” and the “Borrower Representative”), certain Subsidiaries of the Company party hereto as “borrowers” (together with the Company, each a “Borrower”, and jointly and severally, the “Borrowers”), certain Subsidiaries of the Company party hereto as “Guarantors” (as defined below), the banks and/or other financial institutions from time to time party to this Agreement as “Lenders” (as defined below) and HSBC BANK USA, N.A., as Agent for the Lenders.
The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of a term loan in the aggregate principal amount of $55,000,000. The proceeds of the Loans shall be used in accordance with Section 2.8 hereof. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.
In consideration of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:
•ARTICLE I. DEFINITIONS
◦1.1.    Definitions. As used in this Credit Agreement, unless otherwise specified, the following terms shall have the following respective meanings:
“ABL Agent” - HSBC Bank USA, National Association, acting in its capacity as agent under the ABL Credit Agreement, or any successor thereto (or substitute thereof) acting in such capacity.
“ABL Borrowing Base” - The “Borrowing Base” as defined in the ABL Credit Agreement as in effect on the date hereof.
“ABL Borrowing Base Certificate” - The “Borrowing Base Certificate” as defined in the ABL Credit Agreement as in effect on the date hereof.
“ABL Credit Agreement” - That certain Seventh Amended and Restated Credit Agreement, dated as of the Closing Date, among the Company, the Subsidiaries of the Company party thereto as borrowers or guarantors, as applicable, the lenders party thereto from time to time, and the ABL Agent, and as it may be amended, restated, amended and restated, supplemented or modified from time to time in accordance with the Intercreditor Agreement.
“ABL Eligible Account” - “Eligible Account” as defined in the ABL Credit Agreement.
“ABL Eligible Inventory” - “Eligible Inventory” as defined in the ABL Credit Agreement.
“ABL Indebtedness” - Indebtedness outstanding or incurred from time to time under the ABL Credit Agreement and the other ABL Loan Documents, in each case, to the extent permitted under the Intercreditor Agreement.

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“ABL Loan Documents” - The “Loan Documents” as defined in the ABL Credit Agreement.
“ABR” - For any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%, (iii) Adjusted Term SOFR for a one month Interest Period (taking into account any floor) in effect on such day, plus 1% or (iv) two percent (2.0%). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. If for any reason the Agent shall have determined in good faith that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Agent to obtain quotations in accordance with the terms thereof, ABR shall be determined without regard to clause (ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist
“ABR Loan” - Any Loan for which interest is calculated based on ABR plus the Applicable Margin determined from time to time.
“ABR Option” - The Rate Option in which interest is based upon the ABR plus the Applicable Margin for the applicable Loan.
“Acceptable Purchaser” - (a) Citibank, N.A. or (b) any other nationally recognized provider of receivables financing or supply chain financing consented to by the Agent (at the direction of the Required Lenders).
“Account Debtor” - A Person who is obligated under an Account, chattel paper or general intangible.
“Account(s)” - “Accounts” as defined in the UCC, and includes a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument (except to the extent set forth in the definition of ABL Eligible Account), (b) commercial tort claims, (c) deposit accounts, (d) investment property or (e) letter-of-credit rights or letters of credit.
“Acquired Operating Lease” - Any lease of the Company or a Subsidiary that results from a Permitted Acquisition that would be characterized as an operating lease under GAAP if the Company or its Subsidiary were then entering into such lease, as lessee, but which is not permitted under GAAP to be re-classified as an operating lease following such Permitted Acquisition because of the historical classification of such lease as a capital lease.
“ACSCC” - Astronics Connectivity Systems & Certification Corp., an Illinois corporation, and a Domestic Subsidiary of the Company.

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“Additional Mortgaged Property” - As defined in Section 5.15(d) of this Agreement.
“Adjusted Term SOFR” - For purposes of any calculation, the rate per annum equal to (i) Term SOFR for such calculation plus (ii) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor for purposes of this agreement.
“Affiliate” or “Affiliates” - Individually or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual’s position as an officer or director of such Person or of an Affiliate of such Person, and neither the Agent nor any Lender shall be considered an Affiliate of the Company or any of the Company’s Subsidiaries.
“Agent” – HSBC Bank USA, N.A. and any successor thereto appointed pursuant to the terms of this Agreement.
“Agent Fee Letter” - That certain Agent Fee Letter, dated as of Closing Date, among the Borrowers and the Agent, as such letter may from time to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Agent-Related Persons” - The Agent, together with its Related Parties.
“Agreement” - This Credit Agreement, as the same may from time to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Anti-Corruption Laws” - As defined in Section 4.21(e) of this Agreement.
“Anti-Money Laundering Laws” - As defined in Section 4.21(d) of this Agreement.
“Anti-Terrorism Laws” - Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC (as any of the forgoing laws may from time to time be amended, renewed, extended or replaced).
“Applicable Lending Office” - With respect to each Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s SOFR Lending Office in the case of a SOFR Loan.
“Applicable Margin” - (i) Initially, until changed in accordance with the following provisions, the Applicable Margin shall be determined with reference to Level II below; (ii) commencing with the fiscal quarter of the Borrower Representative ending on or about September 30, 2024, and continuing with the last day of each fiscal quarter ending thereafter, the Agent shall determine the Applicable Margin in accordance with the following grid, based on the Consolidated Leverage Ratio for the fiscal quarter of the Borrower Representative most recently ended for which financial statements and a Compliance Certificate are delivered in accordance with Sections 5.2(a)(ii):

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Level	Consolidated Leverage Ratio	SOFR Rate Option	ABR Option
I	Greater than or equal to 3:00:1.00	6.75%	5.75%
II	Less than 3:00:1.00 but greater than or equal to 2.00:1.00	6.50%	5.50%
III	Less than 2:00:1.00 but greater than or equal to 1.50:1.00	6.00%	5.00%
IV	Less than 1.50:1.00	5.50%	4.50%

Changes in the Applicable Margin shall become effective two (2) Business Days after the date on which the quarterly financial statements and a Compliance Certificate are required to be delivered in accordance with Section 5.2(a)(ii) (to the extent such financial statements and certificate are actually so delivered), provided, however, that any change to the Applicable Margin shall be applied retroactively to the first day of the fiscal quarter in which such Compliance Certificate is delivered. Notwithstanding the foregoing provisions, during any period when the Borrower Representative has failed to deliver quarterly financial statements and a Compliance Certificate when due, the Applicable Margin shall be applied at Level I above as of the first Business Day after the date on which such Compliance Certificate was required to be delivered, regardless of Consolidated Leverage Ratio at such time, until the date the required quarterly financial statements and Compliance Certificate have been delivered. Any changes in the Applicable Margin shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower Representative and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.
If, as a result of any inaccuracy in any Compliance Certificate or in the calculation of Consolidated Leverage Ratio, Agent determines in its reasonable discretion after consultation with the Borrower Representative that (a) the Consolidated Leverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be required to pay to the Agent, for the pro rata benefit of the Lenders, promptly upon demand by Agent or any Lender, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, Agent shall have no obligation to repay interest to Borrowers.
“Applicable Percentage” - With respect to any Lender, at any time, the percentage of the Total Term Loan Commitment represented by such Lender’s Commitment. Each Lender’s initial

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Applicable Percentage based on the Total Term Loan Commitment as of the Closing Date is set forth on Schedule 2.1 to this Agreement. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Term Loan Commitment most recently in effect, giving effect to any assignments.
“Asset Sale” - The sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Borrower Representative or any Subsidiary) by the Company or any Subsidiary to any Person of the Company’s or such Subsidiary’s respective assets, including, without limitation, the sale of any Equity Interests in any Subsidiary; provided that the term Asset Sale specifically excludes (i) any sales, leases, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business; (ii) any actual or constructive total loss of property or the use thereof, resulting from destruction, damage beyond repair or other rendition of such property as permanently unfit for normal use from any casualty or similar occurrence whatsoever; (iii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or such longer reasonable time period as determined under the Company’s plan of restoration or replacement for such property established within a ninety (90) day period after such occurrence provided such plan is acceptable to the Required Lenders in their sole discretion; (iv) the condemnation, confiscation or seizure of, or requisition of title to or use of any property; or (v) in the case of any unmovable property located upon a leasehold, the termination or expiration of such leasehold.
“Assignment and Assumption” - An assignment and assumption agreement entered into by a Lender and an assignee and accepted by the Agent, substantially in the form of Exhibit E hereto with all blanks appropriately completed.
“Astronics Advanced” - Astronics Advanced Electronic Systems Corp., a Washington corporation, and a Domestic Subsidiary of the Company.
“Astronics AeroSat” - Astronics AeroSat Corporation, a New Hampshire corporation, and a Domestic Subsidiary of the Company.
“Astronics Air II” - Astronics Air II LLC, a New Hampshire limited liability company, and a Domestic Subsidiary of the Company.
“ATS” - Astronics Test Systems Inc., a Delaware corporation, and a Domestic Subsidiary of the Company.
“Authorized Officer” - With respect to any Borrower or any Guarantor, any of the following officers: the Chairman, the President, any Vice President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or Assistant Treasurer, or such other Person as is

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authorized in writing to act on behalf of such Borrower and is acceptable to the Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Company.
“Available Tenor” - As of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).
“Average Excess Availability” - “Average Excess Availability” as defined in the ABL Credit Agreement as in effect on the date hereof.
“Bankruptcy Code” - Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.
“Bankruptcy Event” - With respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent or the Required Lenders, has taken any action in the furtherance of, or indicating its consent to, approval of, acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” - Initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.22(a).
“Benchmark Replacement” - With respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
▪(a)    the sum of Daily Simple SOFR and 0.10% (10 basis points); or

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▪(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower Representative giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, then such rate will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” - With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” - The earlier to occur of the following events with respect to then-current Benchmark:
▪(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
▪(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” - The occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” - The period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.
“Beneficial Ownership Certification” - A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” - 31 C.F.R. Sec. 1010.230.
“Benefit Plan” - Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title 1 of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any

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Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title 1 of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Account” - As defined in Section 5.23(a) of this Agreement.
“Blocked Person” - As defined in Section 4.21(b) of this Agreement.
“Borrower” and “Borrowers” - As defined in the opening paragraph to this Agreement and including any Subsidiary of the Company joined as “borrower” pursuant to this Agreement after the Closing Date. As of the Closing Date, the “Borrowers” are: the Company, Astronics Advanced, Astronics AeroSat, ATS, ACSCC, LSI, PECO, Diagnosys, Diagnosys Holdings, DME and Astronics Air II.
“Borrower Joinder Agreement” - A joinder agreement substantially in the form of Exhibit G or such other form as reasonably satisfactory to the Borrower Representative and the Agent.
“Business Day”- (a) For all purposes other than as set forth in clause (b) of this definition, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close, and (b) with respect to a SOFR Loan, any day which is a Business Day described in clause (a) and which is also a U.S. Government Securities Business Day.
“Capital Expenditures” - For any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Company and its Subsidiaries on a Consolidated Basis during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the Consolidated statement of cash flows of the Company and its Subsidiaries.
“Capital Lease” - As applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that in conformity with GAAP should be accounted for as a capital lease on the balance sheet of that Person; provided however, any Acquired Operating Lease will be an Operating Lease and not a Capital Lease for all purposes of this Agreement, without regard to how such Acquired Operating Lease is classified under GAAP. All financial calculations, including, without limitation, the amount of Consolidated EBITDA, Consolidated Net Income and Consolidated Interest Expense, will be adjusted to reflect such treatment of each Acquired Operating Lease as an Operating Lease and compliance with any covenant set forth in this Agreement will be similarly determined on the basis that each Acquired Operating Lease is an Operating Lease, and not a Capital Lease, and does not create any Capital Lease Obligations.
“Capital Lease Obligations” - All obligations under Capital Leases of the Company or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a Consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; provided

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however that “capital lease obligations” in respect of any Acquired Operating Lease will not be Capital Lease Obligations for all purposes of this Agreement.
“Casualty Event” - Any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking of, any property of any Loan Party.
“Change in Control” - (a) The acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by any Person or group (within the meaning of Rule 13d 3 of the SEC under the 1934 Act, as then in effect), other than the estate of Kevin Keane and his Immediate Family (as defined below) taken as a whole, of shares representing more than 20% of the aggregate ordinary power to vote for the election of directors represented by the issued and outstanding capital stock of the Company, (b) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by the estate of Kevin Keane and his Immediate Family taken as a whole, of shares representing more than 40% of the aggregate ordinary power to vote for the election of directors represented by the issued and outstanding capital stock of the Company or (c) the occurrence of a change in control, or other similar provision, under or with respect to any agreement evidencing Material Indebtedness. As used herein, “Immediate Family” means Kevin Keane’s spouse, children and siblings, or any trusts for which the foregoing are beneficiaries.
“Change in Law” - (a) The adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CISADA” - The Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, United States Public Law 111195, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Closing Date” – July 11, 2024.
“Code” - The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect on the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

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“Collateral” - As defined in the Security Agreement.
“Collateral Access Agreement” - An agreement, in form and substance reasonably satisfactory to the Required Lenders, by which the lessor, landlord, warehouseman, mortgagee or owner (as applicable) agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to collect on the Collateral.
“Collateral Documents” - Collectively, the Security Instruments, the Security Agreement, any Guaranty, any financing statements filed to perfect the security interest granted under the Security Agreement, and any other collateral assignment, security agreement, pledge agreement or other similar agreement pursuant to which any Loan Party pledges or grants a Lien in any assets securing the Secured Obligations.
“Commitments” or “Commitment” - (a) For all Lenders, the aggregate of the Total Term Loan Commitment, and (b) for each Lender, the aggregate of such Lender’s Term Loan Commitment.
“Commodity Exchange Act” - The Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.
“Compliance Certificate” - A certificate from the President, Chief Executive Officer, Executive Vice-President-Finance, Treasurer or Assistant Treasurer of the Borrower Representative, substantially in the form of Exhibit C hereto with all blanks appropriately completed.
“Confidential Information Materials” - The collective reference to the confidential information with respect to the Company and its Subsidiaries and the term loan facility evidenced by this Agreement, together with the information provided by, or on behalf of, the Company to the Lenders in connection with this Agreement.
“Conforming Changes” - With respect to either the use or administration of Term SOFR or Adjusted Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.22 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Connection Income Taxes” - Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consideration” - In connection with an acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of notes, deferred purchase price, earnouts or other similar contingent consideration, the assumption or incurring of liabilities (direct or contingent), excluding however trade payables and short term accruals in the ordinary course of business, the payment of consulting fees (excluding any fees payable to any investment banker in connection with such acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.
“Consolidated” or “Consolidated Basis” - The consolidation of the accounts of any entity and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated audited financial statements of the Company and its Subsidiaries delivered to the Lenders.
“Consolidated EBITDA” - For any period, an amount equal to: (i) Consolidated Net Income, plus, in each case, to the extent deducted in determining Consolidated Net Income for such period, the sum of the amounts for such period, without duplication, of:
(A) Transaction Costs;
(B) Consolidated Interest Expense;
(C) provisions for taxes based on income;
(D) total depreciation expense;
(E) total amortization expense;
(F) other non-cash items reducing Consolidated Net Income, limited to (1) goodwill and other intangible asset (other than Accounts) impairments, (2) non-cash compensation (treasury share issuance and stock-based compensation), (3) SERP non-cash adjustments, (4) non-cash operating lease expenses, (5) non-cash charges related to write-downs or write-offs of accounts receivable relating solely to account Debtor 3Oe in an amount not to exceed $7,600,000 in the aggregate during the four fiscal quarter period ending June 30, 2024, (6) non-cash interest accretion on litigation liabilities, (7) non-cash foreign currency translation adjustments and (8) non-cash write-downs of leasehold improvements which do not relate to assets included in the ABL Borrowing Base, provided that the aggregate amount under this subsection (F)(8) shall not exceed $5,000,000 in the aggregate over the term of this Agreement;
(G) any non-cash reduction of Consolidated Net Income resulting from inventory write-downs, provided that the aggregate amount under this subsection (G) shall

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not exceed (x) $15,000,000 in the aggregate over the term of this Agreement and (y) 10% of Consolidated EBITDA in respect of any twelve (12) month period;
(H) any reduction of Consolidated Net Income resulting from the fair valuation adjustment to inventory cost in connection with any Permitted Acquisition;
(I) (x) any fees, charges or other expenses (including without limitation any awards or settlement payments), incurred in connection with any action, suit, proceeding or investigation that is outside the ordinary course of business, provided that the aggregate amount of all such fees, charges or other expenses added back under this subsection (I)(x) shall not exceed $10,000,000 in the aggregate over the term of this Agreement and (y) any awards or settlement payments incurred in connection with any action, suit, proceeding or investigation that is outside the ordinary course of business, provided that the aggregate amount of all such payments added back under this subsection (I)(y) shall not exceed $10,000,000 in the aggregate over the term of this Agreement; provided further that the aggregate amount of all such fees, charges, payments or other expenses added back under this subsection (I) shall not exceed 15% of Consolidated EBITDA in respect of any twelve (12) month period;
(J) costs, fees and expenses incurred in connection with entering into the transactions contemplated by the Loan Documents and the ABL Loan Documents and paid in cash within thirty (30) days of the Closing Date, in an aggregate amount not to exceed $8,000,000; and
(K) non-cash expenses incurred in connection with entering into the transactions contemplated by the Loan Documents and the ABL Loan Documents and associated with the write-off of deferred financing costs related to the Existing Agreement (as defined in the ABL Credit Agreement) and Existing Term Loan Agreement;
minus
(ii)    other non-cash items increasing Consolidated Net Income for such period.
Notwithstanding anything to the contrary in this definition, (x) the aggregate amount added back to Consolidated EBITDA pursuant to the foregoing clauses (i)(G) and (i)(I) shall not exceed the lesser of (i) $20,000,000 and (ii) 20% of Consolidated EBITDA, in respect of any twelve month period, and (y) “Consolidated EBITDA” shall be calculated so as to exclude the effect of any non-cash adjustments with respect to any earn-out obligations resulting from the application of purchase accounting in relation to the consummation of any Permitted Acquisition or the amortization or write-off of any such amounts.
Additionally, notwithstanding anything to the contrary in this definition, or in connection with any pro-forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions by Permitted

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Acquisition or otherwise, made by the Company and the Subsidiaries during the relevant period, as if they occurred at the beginning of such period, and the Company, during the twelve (12) month period following the date of any such Permitted Acquisition may include in the calculation hereof the necessary portion of the adjusted historical results of the entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for the Company to have figures on a Rolling Four-Quarter Basis from the date of determination with respect to such acquired entities.
“Consolidated Interest Expense” - For any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Company and its Subsidiaries on a Consolidated Basis with respect to all outstanding indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedge agreements computed on a net basis after reduction for any interest income, whether on a scheduled or accelerated basis.
“Consolidated Leverage Ratio” - As of any date of determination, the ratio of (a) Indebtedness as of such date, to (b) Consolidated EBITDA for the most recently ended Test Period as of such date.
“Consolidated Net Income” - For any period, the net income (or loss) of the Company and its Subsidiaries on a Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP; provided that, (i) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash to the Company or a Subsidiary thereof in respect of such period; (ii) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to the Company or to any other majority-owned Subsidiary of the Company is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded; and (iii) the net income (or loss) of any Person accrued prior to the earlier of (x) the date such Person becomes a Subsidiary of the Company or any of its consolidated Subsidiaries or (y) the date such Person is merged into or consolidated with the Company or any of its consolidated Subsidiaries, shall be excluded.
“Consolidated Total Assets” - At any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a Consolidated balance sheet of the Company and all Subsidiaries at such date.
“Contingent Obligation” - Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be

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equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount, the amount of the obligation that is so guarantied or supported.
“Control”, “Controlling”, “Controlled by”, and “under Common Control with” - The possession, directly or indirectly, of the power to either (i) vote 50% or more of the Equity Interests having voting power for the election of directors, or persons performing similar functions, of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether by contract or otherwise; provided, however, no Plan or employee stock ownership plan of Borrower shall be considered to have Control of the Company or any Subsidiary.
“Daily Simple SOFR” - For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“DDAs” - Any checking, savings or other deposit account maintained by the Loan Parties.
“Default” - Any of the events specified in Article VII whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender” - Any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to the Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower Representative or the Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s or such other Lender’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has, or has a direct or

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indirect parent company that has, become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action.
“Default Rate” - For any day, with respect to any Loans and other monetary Obligations, a rate per annum equal to 2% per annum above the interest rate that would otherwise be applicable thereto.
“Diagnosys” - DIAGNOSYS INC., a Delaware corporation, and a Domestic Subsidiary of the Company.
“Diagnosys Holdings” - Diagnosys Holdings Inc., a Delaware corporation, and a Domestic Subsidiary of the Company.
“Disposal” - The intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or placing of any substance so that it or any of its constituents may enter the Environment.
“DME” - ASTRONICS DME LLC, a Florida limited liability company, and a Domestic Subsidiary of the Company.
“Dollars”, “U.S. Dollars” or “$” - Lawful money of the United States of America.
“Domestic Lending Office” - With respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower Representative and the Agent.
“Domestic Subsidiary” - Any Subsidiary that is a U.S. Person.
“EEA Financial Institution” - (a) Any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” - Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” - Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligibility Date” - With respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this

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Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Closing Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
“Eligible Assignee” - (i) A Lender, (ii) an Affiliate of a Lender, (iii) a fund that is administered or managed by a Lender or an Affiliate of a Lender, or by an entity or an Affiliate of any entity that administers or manages a Lender, and (iv) any other Person (other than a natural Person) approved by (A) the Agent (at the direction of the Required Lenders) and (B) unless an Event of Default has occurred and is continuing, the Borrower Representative, each such approval not to be unreasonably withheld, conditioned or delayed; provided, however that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any Guarantor or any of their Affiliates or Subsidiaries.
“Eligible Contract Participant” - In respect of any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a (47) of the Commodity Exchange Act, each Loan Party that has total assets exceeding $10,000,000 at the time such swap was entered into or such other Subsidiary as constitutes an eligible contract participant under the Commodity Exchange Act or any regulations promulgated thereunder.
“Engineering, Research and Development Taxes” - An amount equal to Taxes attributable to engineering, research and development which are required to be paid solely as a result of changes to the Code in 2022 enacted under the 2017 Tax Cuts and Jobs Act which require such expenses to be amortized over a five (5) year period rather than fully expensed in the year in which such expenses were incurred.
“Enhanced Reporting Period” – The period (x) commencing on the date that Excess Availability is less than $20,000,000 and (y) ending on the date that Excess Availability has been greater than $20,000,000 for thirty (30) consecutive days.
“Environment” - Ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Laws.
“Environmental Law” - Any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against any Loan Party or any Subsidiary relating to the Environment, employee health and safety or Hazardous Substances, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates

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occupational exposure to Hazardous Substances); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Environmental Liability” - Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) any exposure to any Hazardous Substances, (d) the Release or threatened Release of any Hazardous Substances into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” - All licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower’s property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or Disposal of Hazardous Substances.
“Equity Interests” - With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interests include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.
“ERISA” - The Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendment Act of 1980, and as otherwise amended from time to time and the regulations and rulings promulgated and issued thereunder.
“ERISA Affiliate” - Each Subsidiary and any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Event of Default” or “Events of Default” - As defined in Section 7.1 of this Agreement.
“Excess Availability” - “Excess Availability” as defined in the ABL Credit Agreement as in effect on the date hereof.
“Exchange Act” - The Securities Exchange Act of 1934, as amended.

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“Excluded Deposit Accounts” - (a) Any deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (b) any withholding tax and fiduciary accounts, and (c) any zero balance disbursement account.
“Excluded Taxes” - Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f), and (d) any withholding Taxes imposed under FATCA.
“Executive Order No. 13224” - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.
“Existing Term Loan Agreement” - As defined in Section 3.1 of this Agreement.
“Extraordinary Receipts” - Any purchase price adjustment (including any working capital adjustment) received in connection with any Permitted Acquisition, any indemnification payment received in connection with any Permitted Acquisition, any payment received in settlement of any litigation commenced by the Company or any of its Subsidiaries or any proceeds of business interruption insurance; provided however that (a) such receipts are received in cash by and for the benefit of a Loan Party and (b) proceeds of business interruption insurance shall only constitute an “Extraordinary Receipt” hereunder after the occurrence and during the continuance of an Event of Default.
“Fair Market Value” - With respect to property of any Person, the fair market value thereof as determined in the most recent appraisal received by Agent in accordance with the terms hereof or under the ABL Credit Agreement, which appraisal shall be performed in a manner acceptable to the Required Lenders, by an appraiser acceptable to the Required Lenders.
“FATCA” - Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

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“Federal Funds Effective Rate” - For any day, the rate per annum (based on a year of three hundred sixty-five (365) days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Federal Reserve Bank of New York’s Website” - The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letters” - Collectively, the Agent Fee Letter and the Lender Fee Letter.
“Financial Covenant” - The financial covenant set forth in Section 6.14 of this Agreement or any modification, amendment or replacement thereof made after the Closing Date in accordance with Section 10.1 of this Agreement.
“Fixed Charge Coverage Ratio” - With respect to any date of determination, the ratio of (a)(i) Consolidated EBITDA for the most recently ended Test Period, minus (ii) all Unfinanced Capital Expenditures of the Company and its Subsidiaries, for such period, minus (iii) all cash Taxes (excluding Engineering, Research and Development Taxes) paid by the Company and its Subsidiaries for such period, net of any tax refunds received during such Test Period (provided that if tax refunds exceed the amount of cash Taxes paid, the amount calculated under this subsection (iii) shall be a negative number), minus (iv) all distributions and dividends made in cash by the Company and its Subsidiaries, for such period, to (b) the Fixed Charges of the Company and its Subsidiaries, during such Test Period.
“Fixed Charges” - With respect to the Company and its Subsidiaries for any period, without duplication, the sum of, without duplication, (a) all Consolidated Interest Expense paid in cash, plus (b) all scheduled principal payments of Indebtedness for borrowed money, all mandatory prepayments of the ABL Indebtedness required by Section 2.7(b) of the ABL Credit Agreement, and all payments of Capital Leases (and without duplication of items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (d) all earn-out payments or payments of other similar obligations made in cash in connection with any Permitted Acquisition, plus (e) the amount of all scheduled reductions of the Appraised Eligible M&E NOLV Value (as defined in the ABL Credit Agreement as of the date hereof) set forth in clause (x) of the definition of Adjusted Appraised Eligible M&E NOLV Value (set forth in in the ABL Credit Agreement as in effect on the date hereof) that occurred during such period, plus (f) the amount of all scheduled reductions of the Appraised Eligible Real Property Value (as defined in the ABL Credit Agreement as of the date hereof) set forth in clause (x) of the definition of Adjusted Appraised Eligible Real Property Value (set forth in in the ABL Credit Agreement as in effect on the date hereof) that occurred during such period.

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“Flood Insurance Laws” - (a) The National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Floor” - The benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to SOFR. For the avoidance of doubt the initial Floor for Adjusted Term SOFR shall be 1.00%.
“Foreign Lender” - Any Lender that is not a U.S. Person.
“Foreign Subsidiary” - Any Subsidiary that is not a U.S. Person.
“Foreign Subsidiary Operating Costs” - Ordinary course operating expenses incurred by a Loan Party on behalf of a Foreign Subsidiary that is not a Loan Party (included allocated overhead) in a manner consistent with past practice.
“GAAP” - As of the date of any determination, generally accepted accounting principles in the United States of America as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any successor entity or entities thereto, and which are effective as of such date of determination, consistently applied and maintained throughout the relevant periods and from period to period.
“Governmental Authority” - The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” or “Guarantors” - Individually and collectively, any Subsidiary of the Company which is required to deliver a Guaranty hereunder.
“Guaranty” - Article XI of this Agreement or any other guaranty agreement in form and content reasonably satisfactory to the Agent and the Lenders evidencing the obligation of a Person to guarantee payment of the Secured Obligations of the Borrowers.
“Guaranty Obligations” - As to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or

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solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof; provided however that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“Hazardous Substances” - Without limitation, (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations relating to the protection of the Environment as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “dangerous goods” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity” (including, without limitation, any material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) the Hazardous Substances Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder, (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any flammable substances, explosives, freon gas, radon or any radioactive materials, (d) asbestos or asbestos-containing material and polychlorinated biphenyls, (e) per- and polyfluoroalkyl substances, and (f) pesticides, herbicides, or any other agricultural chemical.
“Hedge Agreement” - An interest rate swap, cap or collar agreement, foreign currency exchange agreement, or any arrangement similar to any of the foregoing between the Company or any Subsidiary and any Lender or Affiliate of a Lender relating to any Indebtedness under this Agreement, each as providing for the transfer or mitigation of interest rate or foreign currency risk either generally or under specific contingencies.
“Hedge Obligation” - With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.
“HSBC Bank” - HSBC Bank USA, National Association, and its successors and assigns.
“Indebtedness” - For any Person, at a particular date, without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person,

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including, without limitation, earn-outs and similar contingent Consideration payable in cash in connection with any Permitted Acquisition to the extent required to be stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP; (iv) the maximum amount available to be drawn on all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capital Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all redeemable Equity Interests of such Person; and (xiii) all Guaranty Obligations of such Person (without duplication under clause (vi)); provided however that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; (y) any letter of credit, where there are no outstanding reimbursement obligations with respect thereto and the bonds or other obligations supported by such letter of credit have been satisfied but the letter of credit has not yet been terminated in accordance with requirements of the issuer, shall not constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.
“Indemnified Taxes” – (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” - As defined in Section 8.1 of this Agreement.
“Intellectual Property” – As defined in the Security Agreement.
“Intercreditor Agreement” - The Intercreditor Agreement, dated as of the Closing Date, by and between the ABL Agent and the Agent, and acknowledged by the Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Interest Period” - As to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter,

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as specified in the applicable Request Certificate; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Term Loan Maturity Date, and (iv) no tenor that has been removed from this definition pursuant to Section 2.22 shall be available for specification in such Request Certificate. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
“Inventory” - As defined in Article 9 of the UCC.
“Investment” - With respect to any Person, any loan, advance, guarantee or other extension of credit (other than unsecured normal trade credit or leases to customers extended upon customary terms in the ordinary course of such Person’s business) or capital contribution to, any purchase or other acquisition of any security of or interest in, or any other investment in, any other Person.
“IP License” - as defined in the Security Agreement.
“Law” or “Laws” - Any law, constitution, statute, regulation, rule, opinion, ruling, ordinance, order, injunction, writ, decree, bond or judgment of any Governmental Authority.
“Lender Fee Letter” - That certain Lender Fee Letter, dated as of Closing Date, among the Borrowers and each Lender party thereto from time to time, as such letter may amended, amended and restated, restated, supplemented or otherwise modified from time to time.
“Lenders” - The Persons listed on Schedule 2.1 to this Agreement with a Term Loan Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lenders’ Obligations” - As defined in Section 7.2 of this Agreement.
“Lien” - Any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” or “Loans” - Individually and collectively, the Term Loan, whether such is an ABR Loan or a SOFR Loan.

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“Loan Document” - This Agreement and any other loan, guaranty, mortgage, letter of credit or collateral document executed and delivered by any Borrower, any Guarantor, or any other Subsidiary or the Lenders in connection with this Agreement, including, without limitation, any Notes, any Guaranty, the Intercreditor Agreement, the Perfection Certificate or any document in connection therewith, and the Collateral Documents, as any of the same may from time to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Loan Party” and “Loan Parties” - Individually each of the Borrowers and each of the Guarantors and, collectively, all of the Borrowers and the Guarantors.
“LSI” - Luminescent Systems, Inc., a New York corporation, formerly known as Flex-key Corporation, and a Domestic Subsidiary of the Company.
“Lufthansa Litigation” - As defined in Section 5.6 of this Agreement.
“Material Adverse Effect” - An effect, individually or in the aggregate, that (i) is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) does materially impair the ability of any Borrower to perform its obligations under this Agreement, or any other Loan Documents, or (iii) materially impairs the rights and remedies of the Agent or any of the Lenders under the Loan Documents.
“Material Indebtedness” - (a) The ABL Indebtedness and (b) any other Indebtedness owing to a Person or Persons in a single transaction or related transactions (other than the Loans), or obligations in respect of one or more Hedge Agreements entered into with a Person, of the Borrower and any Subsidiary in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.
“Material Subsidiary” - Any Subsidiary other than a Non-Material Subsidiary.
“Mortgage Policies” - As defined in Section 5.15(d)(ii) of this Agreement.
“Mortgaged Property” - The Real Property listed on Schedule I (which includes all Real Property of any Loan Party located in the United States having a Fair Market Value in excess of $1,500,000, excluding the New York Real Property, subject to 5.15(e)) and any Additional Mortgaged Property.
“Mortgages” - Individually and collectively, the deeds of trust, trust deeds, charges, debentures, deeds to secure debt and mortgages in respect of Mortgaged Properties made by the Loan Parties in favor or for the benefit of the Agent on behalf of the Secured Parties, in form and substance reasonably satisfactory to the Required Lenders, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

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“Multiemployer Plan” - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company, any Person under Common Control with the Company, or any Person Controlled by the Company, has an obligation to contribute.
“Multiple Employer Plan” - A Plan subject to Title IV of ERISA and described in Section 4063 of ERISA with respect to which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.
“New York Real Property” - That certain plot, piece or parcel of land located on 130 Commerce Way, East Aurora, New York 14052.
“Non-Qualifying Party” - Any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Non-Material Subsidiary” - Any Subsidiary (excluding any Loan Party existing as of the Closing Date) that (i) has, as of the date of determination, total assets equal to less than 5% of Consolidated Total Assets and (ii) generates less than 5% of Consolidated EBITDA, in each case, based on the quarterly financial statements of the Company most recently delivered to the Lenders; provided, that if at any time after the Closing Date, (x) the total assets owned by all Non-Material Subsidiaries in the aggregate exceeds 10% of Consolidated Total Assets or (y) the aggregate Consolidated EBITDA generated by all Non-Material Subsidiaries exceeds 10% of Consolidated EBITDA, the Borrower Representative, in consultation with the Required Lenders, shall designate one or more of such Domestic Subsidiaries to not be Non-Material Subsidiaries to the extent required that the foregoing conditions cease to be true and shall take all steps to comply with Sections 5.14 and 5.15 with respect to such designated Subsidiaries.
“Note” or “Notes” - Individually, any, and collectively, all, of the promissory notes, and any or all replacements and renewals thereof.
“Obligations” - All (a) principal of and premium, if any, on the Loans, (b) [reserved], (c) interest, expenses, fees, indemnification obligations and other amounts payable by the Loan Parties under the Loan Documents, and (d) other monetary obligations owing by Loan Parties pursuant to the terms and provisions of the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including, in each case, interest, fees and other accounts which, but for the commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest, fees and other accounts in such bankruptcy or insolvency proceeding.
“OFAC” - As defined in Section 4.21 of this Agreement.
“OFAC Listed Person” - As defined in Section 4.21 of this Agreement.

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“OFAC Sanctions Program” - Any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.
“Operating Lease” - As applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP is not accounted for as a Capital Lease on the balance sheet of that Person except as otherwise provided in the definition of Capital Lease. For avoidance of doubt, an Acquired Operating Lease shall be an Operating Lease for all purposes of this Agreement.
“Other Connection Taxes” With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” - All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” - As defined in Section 10.3(b) of this Agreement.
“PBGC” - The Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“PECO” - PECO, INC., an Oregon corporation, and a Domestic Subsidiary of the Company.
“Perfection Certificate” - A certificate delivered by the Loan Parties to the Agent and each Lender on the Closing Date with respect to certain factual matters as set forth therein.
“Periodic Term SOFR Determination Day” - As defined in the definition of “Term SOFR”.
“Permitted Acquisition” or “Permitted Acquisitions” - As defined in Section 6.7(d) of this Agreement.
“Permitted Encumbrance” - As defined in Section 6.2 of this Agreement.
“Permitted Factoring Arrangement” - Any transaction or series of transactions that may be entered into by any Borrower or any of its Subsidiaries pursuant to which such Borrower or any such Subsidiary may sell, convey or otherwise transfer to an Acceptable Purchaser, and in connection therewith may grant a security interest in, any Receivables Assets of such Borrower

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or any of its Subsidiaries, in each case, on a non-recourse basis (except for Permitted Receivables Repurchase/Indemnity Obligations) on terms reasonably acceptable to the Required Lenders.
“Permitted Receivables Repurchase/Indemnity Obligation” - Any obligation of a seller of Receivables Assets in a Permitted Factoring Arrangement to (a) repurchase such assets or (b) indemnify the purchaser of such assets, in each case, arising as a result of a breach of any representation, warranty, covenant, agreement or indemnity entered into by a Borrower or any Subsidiary of a Borrower that is customary in non-recourse factoring arrangements, including as a result of (i) a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, (ii) non-payment due to fraud, (iii) non-payment by reason of prohibition under applicable law and (iv) refusal by an insurance provider to honor the claim of the purchaser of Receivables Assets where such Borrower or such Subsidiary has failed to conform to the terms of the insurance policy.
“Person” - Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, Governmental Authority or other entity, body, organization or group.
“Plan” - Any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, each of which Plans is listed on Schedule 1 to this Agreement.
“Prepayment Fee” - (i) During the period from and after the Closing Date up to and including the date that is the 18 month anniversary of the Closing Date, an amount equal to 3.00% times the principal amount of the Term Loans being so prepaid (or, if in connection with the acceleration of the Loans or any payment following the occurrence and during the continuation of an Event of Default in accordance with Section 2.7(b) hereof, 3.00% times the aggregate principal amount of the Term Loans outstanding at such time) and (ii) at any time thereafter, an amount equal to 0.00%.
“Prime Rate” - The rate per annum from time to time established by HSBC Bank as its prime rate and made available by HSBC Bank at its main office.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  HSBC Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“PTE” - A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” - At any time, each Loan Party that is an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant.

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“Rate Option” or “Rate Options” - The choice of applicable interest rates and Interest Periods offered to the Borrowers pursuant to this Agreement to establish the interest to be charged on certain portions of the unpaid principal borrowed hereunder from time to time.
“Real Property” - Any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.
“Receivables Assets” - (a) The Accounts of The Boeing Company (and its subsidiaries and affiliates) subject to a Permitted Factoring Arrangement and the proceeds thereof (but expressly excluding the purchase price paid by any Acceptable Purchaser with respect to such Accounts) and (b) all collateral securing such Accounts, all contracts and contract rights, guaranties or other obligations in respect of such Accounts, lockbox accounts and records with respect to such Accounts and any other assets customarily transferred (or in respect of which security interests are customarily granted), and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by a Borrower or any Subsidiary of a Borrower in connection with a Permitted Factoring Arrangement.
“Recipient” - As applicable, (a) the Agent, (b) any Lender and (c) any other recipient of any payment made or to be made by or on account of any obligation of any Borrower hereunder.
“Related Parties” - With respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” - Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, dumping, or other release (including any continuous release) of any substance at, in, on, into, onto or through the Environment.
“Relevant Governmental Body” - The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replaced Lender” or “Replacement Lender” - As defined in Section 2.19 of this Agreement.
“Reportable Event” - Any event with regard to a Plan described in Section 4043(b) of ERISA or in regulations issued thereunder.
“Request Certificate” - A certificate in the form annexed hereto as Exhibit D with all blanks appropriately completed, and duly executed by the Borrower.
“Required Lenders” - At any time, Lenders that together hold outstanding Term Loans representing greater than 50% of the aggregate amount of all outstanding Term Loans as of such date.

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“Rolling Four Quarter Basis” - The four (4) most recently completed consecutive fiscal quarters of the Borrower immediately preceding a calculation date.
“Sanctioned Entity” - (a) A country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of comprehensive, country or territory-wide Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” - At any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority with jurisdiction over any Lender or any Loan Party or any of its Subsidiaries, (b) a Person or legal entity that is otherwise a target of applicable Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly 50% or more owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” - Individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.
“SEC” - The U.S. Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Deposit Account Agreement” - A multi-party blocked account control agreement or lockbox account agreement with the bank at which a Secured Deposit Account is maintained, in form and substance reasonably satisfactory to the Required Lenders.
“Secured Obligations” - All Obligations.
“Secured Parties” - The Lenders and the Agent.
“Securities Act” - The Securities Act of 1933, as amended.
“Security Agreement” - The Security Agreement, dated as of the Closing Date, by and among each of the Loan Parties and the Agent, as the same may from time to time be amended, amended and restated, restated, supplemented or otherwise modified.

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“Security Instruments” - The Mortgages listed on Schedule I hereto, as amended or supplemented from time to time together with any Mortgage provided to the Agent after the date hereof as security for the Secured Obligations.
“SOFR” - With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“SOFR Administrator” - The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Lending Office” - With respect to any Lender, the office of such Lender specified as its “SOFR Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“SOFR Loan” - Any Loan on which interest is calculated based on Adjusted Term SOFR plus the Applicable Margin (other than pursuant to clause (iii) of the definition of “ABR”).
“Subordinated Indebtedness” - Any unsecured Indebtedness of the Borrower or any Guarantor that is expressly subordinated in right of payment to the payment of the Secured Obligations, on terms that are acceptable to the Required Lenders.
“Subsidiary” - Any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any corporation of which at least 50% of the voting Equity Interest is owned by any entity directly, or indirectly through one or more Subsidiaries.
“Swap Contract” - (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any

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other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Synthetic Lease” - Any lease (i) that is accounted for by the lessee as an Operating Lease and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.
“Taxes” - All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” - As defined in Section 2.1(a) of this Agreement, whether the Term Loan is initially made as an ABR Loan or a SOFR Loan under Section 2.1 of this Agreement.
“Term Loan Commitment” - With respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such amounts are set forth beside such Lender’s name under the applicable heading set forth on Schedule 2.1 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have become a Lender under this Agreement, as applicable.
“Term Loan Maturity Date” - July 11, 2027 (which may be shortened in accordance with Section 7.2 of this Agreement).
“Term Loan Note” - As defined in Section 2.1(a) of this Agreement,
“Term Loan Priority Collateral” - “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.
“Term SOFR” - (a) For any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and (b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate

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for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.
“Term SOFR Adjustment” - For any calculation with respect to a SOFR Loan or the SOFR prong of an ABR Loan, a percentage per annum equal to 0.10%.
“Term SOFR Administrator” - CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” - The forward-looking term rate based on SOFR.
“Test Period” - For any date of determination under this Agreement, the trailing twelve (12) month period most recently ended as of such date of determination.
“Threshold Amount” - As of any date, an amount equal to $5,000,000.
“Total Term Loan Commitment” - The sum of the Term Loan Commitments of all the Lenders which shall equal $55,000,000.
“Transaction Costs” - The sum of all fees, expenses and costs incurred by the Company in connection with the acquisition and financing of a Permitted Acquisition.
“Type” - When used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to Adjusted Term SOFR or the ABR.
“Unadjusted Benchmark Replacement” - The Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” - All Capital Expenditures of the Company and its Subsidiaries on a Consolidated Basis other than those made utilizing financing provided by applicable seller or third-party lenders. For the avoidance of doubt, Capital Expenditures made by Loan Parties utilizing Loans shall be deemed Unfinanced Capital Expenditures.
“Uniform Commercial Code” or “UCC” - The Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

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“Unsecured Notes” - Any senior unsecured notes or convertible senior unsecured notes of the Borrower or any Guarantor issued in a public offering, in reliance on Rule 144A or in another private placement transaction, in accordance with applicable securities laws, on terms and conditions customary in the market for such notes.
“USA Patriot Act” - The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” - Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.11(f).
“Withholding Agent” means any Borrower and the Agent.
◦1.2.    Accounting Terms.
▪(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Borrower’s audited financial statements previously provided to the Agent and the Lenders, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary contained herein, all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
▪(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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Notwithstanding anything to the contrary contained herein, and irrespective of any change in GAAP, each Acquired Operating Lease shall at all times be excluded from the definition of “Capital Lease”.
◦1.3.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
◦1.4.    [Reserved].
◦1.5.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
◦1.6.    Borrower Representative. Each Borrower hereby designates the Company as its Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of borrowing and notices of conversion/continuation of any Loans or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
◦1.7.    Nature of Obligations; Joint and Several Liability.
▪(a)    The Borrowers agree that all Secured Obligations of each Borrower under or in respect of this Agreement or any other Loan Document shall be joint and several obligations of all the Borrowers.
▪(b)    Each Borrower waives presentment to, demand of payment from and protest to the other Borrowers of any of the Secured Obligations, and also waives notice of acceptance of its Secured Obligations and notice of protest for nonpayment. The Secured Obligations of a Borrower hereunder shall not be affected by (i) the failure of any Lender or Agent to assert any claim or demand or to enforce any right or remedy against the other Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender to exercise any right or remedy against any other Borrower.

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▪(c)    Each Borrower further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any other Borrower or any other Person.
▪(d)    The Secured Obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations of the other Borrowers or otherwise, other than the payment or performance in full in cash of the Secured Obligations. Without limiting the generality of the foregoing, the Secured Obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations of the other Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity, other than the payment or performance in full in cash of the Secured Obligations.
▪(e)    Each Borrower further agrees that its Secured Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Secured Obligation of the other Borrowers is rescinded or must otherwise be restored by Agent or any Lender upon the occurrence of any event described in Sections 7.1(d) or (e) in respect of such Borrower, any of the other Borrowers or otherwise.
▪(f)    In furtherance of the foregoing and not in limitation of any other right which Agent or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of a Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other Borrower hereby promises to and will, upon receipt of written demand by Agent or the Required Lenders, forthwith pay, or cause to be paid, in cash the amount of such unpaid Secured Obligations, and thereupon each Lender shall, in a reasonable manner, assign the amount of the Secured Obligations of the other Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Secured Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).
▪(g)    Upon payment by a Borrower of any amount as provided above, all rights of such Borrower against another Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations.

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▪(h)    Each Borrower, the Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that the agreement and the Secured Obligations of each Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the agreement and the Secured Obligations of each Borrower hereunder. To effectuate the foregoing intention, the Agent, the other Secured Parties and the Borrowers hereby irrevocably agree that the Secured Obligations of each Borrower hereunder shall be limited to the maximum amount as will result in the Secured Obligations of such Borrower hereunder not constituting a fraudulent transfer or conveyance. Each Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party, such Borrower will contribute, to the maximum extent permitted by law, such amounts to each other Borrower so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
•ARTICLE II. THE TERM LOANS
◦2.1.    The Term Loans.
▪(a)    Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to the Borrowers in an aggregate principal amount equal to such Lender’s Applicable Percentage of the Term Loan Commitments as of the Closing Date. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of, the Term Loan, shall constitute Obligations hereunder. The Term Loan shall be made in and repayable in Dollars.
▪(b)    Method for the Term Loans. The Borrower Representative, on behalf of the Borrowers, shall request the Term Loan on the Closing Date by delivering to the Agent in writing (which may be by e-mail or facsimile) a Request Certificate, no later than 1:00 p.m. at least two (2) Business Days prior to the Closing Date. Subject to the terms and conditions of this Agreement, including Sections 2.1(a) and 3.1, each Lender with a Term Loan Commitment shall deliver its Applicable Percentage of the Term Loans to the Agent in accordance with the Agent’s wire transfer instructions set forth in Annex A (“Agent’s Account”) no later than 12:00 p.m. on the Closing Date. After the Agent’s receipt of the proceeds of the Term Loan from the Lenders, the Agent shall make the proceeds thereof available to or for the benefit of the Borrowers on the Closing Date by transferring immediately available funds equal to such proceeds received by the Agent to the account(s) specified in the funds flow attached to the Request Certificate delivered for the Term Loan.
▪(c)    Repayment of the Term Loan. The principal amount of the Term Loan shall be repaid in equal quarterly installments on the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2024, in an amount equal to $137,500; provided, however, if such day shall not fall on a Business Day, such installment shall be paid on the immediately subsequent Business Day; provided, further, that the last such installment shall

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be paid on the Term Loan Maturity Date and shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the termination of the credit facility provided for hereunder, (ii) the Term Loan Maturity Date and (iii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.
◦2.2.    Evidence of Debt.
▪(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
▪(b)    [reserved].
▪(c)    At the request of any Lender to the Borrower Representative through the Agent, its portion of the Term Loan shall be evidenced by a Note (each, a “Term Loan Note”), executed by an Authorized Officer and with all blanks appropriately completed, payable as provided therein to the Lenders. Each Note may be inscribed by the holder thereof on the schedule attached thereto, and any continuation thereof, with the date of the making of the Term Loan, the amount of the Term Loan, the applicable Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.
Any inscription on the schedules to any Term Loan Note made by the holder thereof shall constitute prima facie evidence of the accuracy of the information so recorded; provided however the failure of any Lender or other holder to make any such inscription shall not affect the obligations of the Borrowers under any Term Loan Note or this Agreement.
◦2.3.    [Reserved].
◦2.4.    [Reserved].
◦2.5.    Funding of Borrowings.
▪(a)    The obligation of each Lender hereunder to fund its Applicable Percentage of each Loan and to make payments pursuant to Section 9.11 are several and not joint. The failure of any Lender to fund its Applicable Percentage of each Loan, to fund any such participation or to make any payment under Section 9.11 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no

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Lender shall be responsible for the failure of any other Lender to so fund its Applicable Percentage, to purchase its participation or to make its payment under Section 9.11.
▪(b)    Unless the Agent shall have received notice from a Lender in accordance with Section 10.5 of this Agreement that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the Defaulting Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If a Defaulting Lender pays such amount to the Agent, then such amount, less any interest paid from such amount to the Agent, shall constitute such Lender’s Loan included in such borrowing. Any Defaulting Lender shall pay on demand to the Borrowers the amount equal to the excess of the interest actually paid by the Borrowers to the Agent over the interest which would have otherwise been payable by the Borrowers to such Defaulting Lender had such Defaulting Lender funded its share of the applicable borrowing, plus interest on such amount at the rate applicable to ABR Loans.
◦2.6.    Interest.
▪(a)    Rates.
•(i)    Each Loan and other monetary Obligations shall bear interest at a per annum rate equal to Adjusted Term SOFR plus the Applicable Margin, and accrued interest shall be payable (i) on the first Business Day of each calendar month in cash in arrears, (ii) upon a prepayment of the Loans in accordance with Section 2.7, and (iii) on the Term Loan Maturity Date; provided that at any time a SOFR Loan is converted to a loan bearing interest at ABR in accordance with Sections 2.9, 2.10, 2.21 or 2.22 below, the Loans and other monetary Obligations shall bear interest at a per annum rate equal to ABR plus the Applicable Margin (in each case, subject to Section 2.6(c) below). Changes in the interest rate for any SOFR Loan shall be effective as of the first day of each thirty (30) day Interest Period.
•(ii)    The Loans shall bear interest at Adjusted Term SOFR for successive thirty (30) day Interest Periods unless and until converted to loans bearing interest at ABR in accordance with Sections 2.9, 2.10, 2.21 or 2.22 below.
▪(b)    [Reserved].
▪(c)    Default Rate. Upon (i) the occurrence of any Event of Default under Section 7.1 (a), (d) or (e), or (ii) notice to the Borrower Representative by the Agent of the occurrence of an Event of Default not specified in clause (i) hereof (which notice the Agent shall

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be obligated to give at the discretion of the Required Lenders) and during the continuance thereof and after maturity, whether by acceleration or otherwise, the Loans and other monetary Obligations shall bear interest at the Default Rate. Overdue fees and other amounts payable by the Borrowers under this Agreement other than principal (“Overdue Amounts”) shall also bear interest at the Default Rate. In no event shall the rate of interest on the Loans, or the rate of interest applicable to Overdue Amounts, exceed the maximum rate of interest authorized by law.
▪(d)    Computation of Interest. Interest on ABR Loans shall be calculated on the basis of a year of 365 days, or 366 days during a leap year, for the actual number of days elapsed. Interest and fees on SOFR Loans shall be calculated on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days, which will result in an effective annual rate. If any of the Loans are not paid when due, whether because such Loans become due on a Saturday, Sunday or bank holiday or for any other reason, the Borrowers will pay interest thereon at the aforesaid rate until the date of actual receipt of payment.
◦2.7.    Prepayments and Payments
.
▪(a)    Optional Prepayments.
•(i)    Optional Partial Prepayments of the Loans. The Borrowers may, upon at least ten (10) Business Days prior written notice to the Agent, jointly and severally, prepay the outstanding amounts under the Loans in part or in whole. Each prepayment made pursuant to this Section 2.7(a) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment). Any payment pursuant to Section 2.7(a)(i) and (ii), Section 2.7(b) and Section 2.7(e) of this Agreement in excess of $12,000,000 (all such prepayments in an amount not to exceed $12,000,000 in aggregate during the term of this Agreement shall be referred to herein as the “Call Free Amount”) in the aggregate during the term of this Agreement shall be accompanied by payment by the Borrowers, jointly and severally, of the Prepayment Fee.
•(ii)    Voluntary Termination of Facility. Subject to Section 2.7(a)(i) with respect to any prepayments of the Term Loan, the Borrowers may, on at least thirty (30) days prior and irrevocable written notice received by the Agent, terminate this Agreement and any commitments hereunder by repaying all of the outstanding Obligations in full in cash, including all principal, interest and fees with respect to the Loans and any Prepayment Fee. From and after such date of termination, no Lender shall have any obligation whatsoever to extend any extensions of credit hereunder and all of its lending commitments hereunder (if any) shall be terminated.
▪(b)    Repayment Upon Acceleration. Any payment of the Term Loans after the occurrence and during the continuation of an Event of Default or upon or after an

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acceleration of the Obligations for any reason, including, without limitation, acceleration as a result of the commencement of an insolvency proceeding (under the Bankruptcy Code or otherwise) shall be accompanied by payment by the Borrowers, jointly and severally, of the Prepayment Fee (subject to the Call Free Amount).
▪(c)    Mandatory Prepayments – Asset Disposition: If (1) any Loan Party or their Subsidiaries consummates any Asset Sale of any Term Loan Priority Collateral or (2) any Casualty Event occurs with respect to any Term Loan Priority Collateral, which results in the realization or receipt by the Loan Party or their Subsidiaries of net proceeds from such Asset Sale or Casualty Event, the Borrowers shall cause to be prepaid on or prior to the date which is three (3) Business Days after the date of such realization or receipt by the Loan Party or other Subsidiaries of such net proceeds, the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment) in an amount equal to 100% of all such net proceeds realized or received.
▪(d)    Mandatory Prepayment – Extraordinary Receipts: If the Loan Parties receive any Extraordinary Receipts, the Borrowers shall cause to be prepaid the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment) in an amount equal to 100% of all net proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Loan Parties of such net proceeds.
▪(e)    Mandatory Prepayment – Indebtedness: If the Loan Parties receive any net proceeds from the incurrence of any Indebtedness (other than Indebtedness permitted under Section 6.1), the Borrowers shall cause to be prepaid the outstanding principal amount of the Term Loan (in the inverse order of the maturity of the installments under the Term Loan) (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment) in an amount equal to 100% of all net proceeds received therefrom on or prior to the date which is three (3) Business Days after the receipt by the Loan Parties of such net proceeds, which payment shall be accompanied by payment by the Borrowers, jointly and severally, of the Prepayment Fee (subject to the Call Free Amount).
▪(f)    [Reserved].
▪(g)    [Reserved].
▪(h)    In the event of any repayment or prepayment of the Term Loan, the Borrowers shall pay all accrued interest on the principal amount repaid or prepaid on the date of such repayment or prepayment.
▪Each Borrower and each Guarantor agree and acknowledge that payment of any Prepayment Fee hereunder constitutes liquidated damages (and does not constitute unmatured interest, a penalty or an otherwise unenforceable or invalid obligation), and the actual amount of damages to the Lenders as a result of the relevant triggering event, prepayment or repayment

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would be impracticable and extremely difficult to ascertain. Accordingly, the Prepayment Fee hereunder is provided by mutual agreement of the Borrowers, the Guarantors, the Lenders and the Agent as a good faith, reasonable estimation and calculation of such actual lost profits and/or other actual damages of the Holders as a result of such relevant triggering event, prepayment or repayment. Without limiting the generality of the foregoing, it is understood and agreed that when due pursuant to the terms of this Agreement, the Prepayment Fee shall be automatically and immediately due and payable as though any prepaid, repaid or accelerated Secured Obligations were voluntarily prepaid as of such date and shall constitute part of the Secured Obligations secured by the Collateral, and interest shall accrue on the full principal amount of such Secured Obligations. The Prepayment Fee shall also be automatically and immediately due and payable if the Secured Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means, or if the Secured Obligations are reinstated pursuant to section 1124 of the Bankruptcy Code of the United States of America or similar provisions under Bankruptcy Laws. EACH BORROWER AND EACH GUARANTOR HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT FEE IN CONNECTION WITH ANY SUCH EVENTS. Each Borrower and each Guarantor expressly agree (to the fullest extent it may lawfully do so) that with respect to the Prepayment Fee payable under the terms of this Agreement: (i) the Prepayment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Agent and the Lenders and the Borrowers and the Guarantors giving specific consideration in this transaction for such agreement to pay the Prepayment Fee; and (iv) the Borrowers and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers and the Guarantors expressly acknowledge that their agreement to pay the Prepayment Fee as herein described is a material inducement to the Holders to make the Loans hereunder. In the event the Prepayment Fee is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of debtor relief laws, despite becoming due and payable hereunder, such Prepayment Fee shall nonetheless constitute Obligations under this Credit Agreement for all purposes hereunder.
◦2.8.    Use of Proceeds. The Borrowers covenant to the Lenders that Borrowers will use the proceeds borrowed under the Term Loan on the Closing Date, (i) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, (ii) to repay the Indebtedness owing under the Existing Term Loan Agreement, and (iii) for the Borrowers’ ongoing working capital purposes.
◦2.9.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a SOFR Loan:

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◦(1)    the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR, as applicable, for such Interest Period; or
◦(2)    the Agent is advised by the Required Lenders that Adjusted Term SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such SOFR Loan for such Interest Period;
then the Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, electronic mail or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request to convert or continue any Loan to or as a SOFR Loan shall be ineffective, and (ii) any requested new Loan shall be made as an ABR Loan.
◦2.10.    Increased Costs. (a) If any Change in Law shall:
◦(1)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR); or
◦(2)    impose on any Lender any other condition affecting this Agreement or SOFR Loans made by such Lender; or
◦(3)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
▪(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy, and provided such Change in Law has or would have a similar effect on Lender as a consequence of other similarly situated credits of Lender), then from time to time

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the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
▪(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to the Borrower Representative and the Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
▪(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
◦2.11.    Taxes.
▪(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
▪(b)    Payment of Other Taxes by Borrower. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
▪(c)    Indemnification by Borrower. The Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability

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delivered to the applicable Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
▪(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.3 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
▪(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section, the applicable Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
▪(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Agent, at the time or times reasonably requested by the Borrower Representative or the Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Agent as will enable the Borrower Representative or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
•(ii)    Without limiting the generality of the foregoing, in the event that the Borrowers are U.S. Borrowers,
◦(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Agent on or about the date on which such

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Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
◦(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Agent), whichever of the following is applicable:
▪(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
▪(2)    executed copies of IRS Form W-8ECI;
▪(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
▪(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

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◦(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Agent to determine the withholding or deduction required to be made; and
◦(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Agent as may be necessary for the Borrower Representative and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Agent in writing of its legal inability to do so.
▪(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an

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indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
▪(h)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.
◦2.12.    [Reserved].
◦2.13.    Term Loan Commitment Termination The Term Loan Commitment shall terminate on the Closing Date.
◦2.14.    Payments.
▪(a)    All payments of interest, principal, fees and other expenses by the Borrowers under this Agreement unless otherwise specified shall be made in lawful currency of the United States of America, and in immediately available funds without counterclaim or setoff.
▪(b)    All payments shall be made not later than 12:00 p.m. on the due date at the Agent’s office. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided however that after a Default or an Event of Default, payments will be applied to the obligations of Borrowers to the Lenders as the applicable Lender determines in its sole discretion.
▪(c)    If any payment to be made by the Borrowers falls on a day that is not a Business Day, payment shall be made on the next succeeding Business Day, unless that Business Day falls in the next succeeding month, in which case the interest payment date will be the preceding Business Day.
◦2.15.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
▪(a)    No payments of principal, interest or fees delivered to the Agent for the account of any Defaulting Lender shall be delivered by the Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Agent, and the Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

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◦(1)    First, if applicable, to any payments due to the Agent under Section 2.5 of this Agreement; and
◦(2)    Second, [reserved]; and
◦(3)    Third, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans; and
◦(4)    Fourth, if so determined by the Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and
◦(5)    Fifth, to the payment of any amounts owing to the Borrowers, the Lenders or the Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Agent against such defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
◦(6)    Sixth, to the payment of any amount due to the Borrowers under Section 2.5(b) of this Agreement.
▪(b)    Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Indebtedness and other obligations of the Borrowers under this Agreement (other than those owing to a Defaulting Lender), any funds then held in escrow by the Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
▪(c)    [Reserved].
▪(d)    [Reserved].
▪(e)    If the Borrower Representative and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting

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Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
◦2.16.    Upfront Fee. Upon the execution of this Agreement by all of the parties hereto, the Lenders shall have earned, and the Borrowers shall be obligated to pay on such date to the Agent for the account of the Lenders the upfront fee set forth in the Lender Fee Letter.
◦2.17.    Fees. The Borrowers shall pay to the Agent or Lenders, as applicable, the fees in the amounts and on the dates set forth in the Fee Letters.
◦2.18.    [Reserved].
◦2.19.    [Reserved].
◦2.20.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate office, branch or Affiliate with respect to its SOFR Loans to reduce any liability of Borrowers to such Lender under Sections 2.9, 2.10 and 2.11 of this Agreement, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the Borrower Representative (with a copy to the Agent) as to the amount due if any, under Section 2.9, 2.10 or 2.11 of this Agreement. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other borrowers with credit facilities similar to this Agreement and credit characteristics comparable to the Borrowers as determined by such Lender and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such sections in connection with SOFR Loans shall be calculated as though each Lender funded such Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in any written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrowers under Sections 2.9, 2.10 and 2.11 of this Agreement shall survive payment of the Indebtedness under this Agreement and termination of this Agreement. The Borrowers shall have no obligation to compensate any Lender with respect to amounts provided in Section 2.10 of this Agreement with respect to any period prior to the date which is ninety (90) days prior to the date such Lender delivers its written statement hereunder requesting compensation.
◦2.21.    Illegality. Subject to Section 2.22, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any credit extension or to determine or charge interest rates based upon Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, based upon Adjusted Term SOFR (or any component thereof), then, on notice thereof by such Lender to the Borrower Representative through the Agent, (a) any obligation of such Lender to issue, make,

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maintain, fund or charge interest with respect to any such credit extension or continue SOFR Loans, to convert ABR Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to Adjusted Term SOFR component of ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to Adjusted Term SOFR component of ABR, in each case until such Lender notifies the Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to Adjusted Term SOFR component of ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Agent shall during the period of such suspension compute ABR applicable to such Lender without reference to Adjusted Term SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
◦2.22.    Effect of Benchmark Transition Event.
▪(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
▪(b)    Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or

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in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
▪(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower Representative and the Lenders of (i) the occurrence of a Benchmark Transition Event or implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 2.22(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22(c).
▪(d)    Unavailability of Tenor Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
▪(e)    Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

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▪(f)    Rates. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.22 provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
•ARTICLE III. CONDITIONS PRECEDENT
◦3.1.    Conditions Precedent to Closing. The Lenders shall not be required to fund the Term Loan or otherwise extend credit to the Borrowers hereunder on the Closing Date, until the following conditions have been satisfied (or waived):
▪(a)    This Agreement, the Intercreditor Agreement, the Collateral Documents (including, without limitation, the Mortgages required under Section 3.1(d) and any Intellectual Property Security Agreements required on the Closing Date) shall have been duly executed and delivered to the Agent and each Lender by each of the Loan Parties signatory thereto, in form and substance acceptable to the Agent and the Lenders;
▪(b)    The Agent and each Lender shall have received (i) customary UCC lien searches with respect to the Loan Parties, (ii) all UCC-1 financing statements in favor of Agent with respect to the Loan Parties, and (iii) all certificated Equity Interests and promissory notes that constitute Collateral and are required to be delivered to the Agent on the Closing Date accompanied by undated stock powers or other instruments of transfer executed in blank, in form and substance acceptable to Agent and the Lenders;

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▪(c)    The Agent and each Lender shall have received evidence, in form and substance reasonably satisfactory to the Lenders, that the transactions contemplated by the ABL Loan Documents have been consummated, together with an executed copy of the ABL Credit Agreement and the other material ABL Loan Documents, in form and substance acceptable to the Agent and the Lenders;
▪(d)    The Agent and each Lender shall have received each executed Mortgage with respect to all Mortgaged Real Property and all other documentation listed in Section 5.15(d) of this Agreement, in each case, in favor of Agent and in form and substance acceptable to the Agent and the Lenders;
▪(e)    The Agent and each Lender shall have received a solvency certificate from the Chief Financial Officer of the Company in a form and substance reasonably acceptable to the Lenders;
▪(f)    The Agent and each Lender shall have received a certificate, reasonably satisfactory to it, from an Authorized Officer of the Company certifying that (i) as of the Closing Date, the representations and warranties of each Loan Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (ii) the conditions in Section 3.1 have been satisfied;
▪(g)    The Agent and each Lender shall have received a certificate of a duly authorized officer of each Loan Party, in form and substance acceptable to the Agent and the Lenders, certifying (i) that an attached copy of such Loan Party’s organizational documents and good standing certificates are true and complete and continue in full force and effect on and as of the Closing Date; (ii) that an attached copy of resolutions or written consent authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are or written consent is in full force and effect as of the Closing Date and were duly adopted; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents;
▪(h)    The Agent and each Lender shall have received customary written legal opinions of (i) Hodgson Russ LLP, (ii) Davis Wright Tremaine LLP and (iii) Downs Rachlin Martin PLLC, each in form and substance reasonably satisfactory to the Agent and the Lenders;
▪(i)    Other than as set forth on Schedule 5.25, the Agent and each Lender shall have received certificates of good standing for each Loan Party from the relevant Governmental Authority of such Loan Party’s jurisdiction of organization (to the extent such concept exists in such jurisdiction) and each jurisdiction where failure to be in good standing would be reasonably expected to result in a Material Adverse Effect;

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▪(j)    The Agent and each Lender shall have received (i) a pro forma balance sheet of the Company and its Subsidiaries as of on or around April 30, 2024, adjusted to give effect to the refinancing transaction contemplated herein, (ii) Consolidated projections through the period ending December 31, 2025 (presented on a quarterly basis), consisting of a balance sheet, related statements of income, cash flow, and projected availability under the ABL Credit Agreement, in form and substance satisfactory to the Agent and Lenders and (iii) the ABL Borrowing Base availability, the results and values of which are reasonably satisfactory to the Agent and the Lenders;
▪(k)    Since May 3, 2024, there has not occurred a Material Adverse Effect;
▪(l)    The Lenders shall be satisfied with the results of their legal, tax, accounting, environmental, regulatory and business due diligence, including, without limitation, all know-your-customer inquiries;
▪(m)    The Borrowers shall have paid all expenses required to be paid or reimbursed to the Agent and the Lenders on the Closing Date. Furthermore, the Borrowers shall have paid all fees required to be paid on the Closing Date under the Fee Letters (including all fees payable to the Lenders under the Lender Fee Letter and the other agreements among them and all fees payable to the Agent under the Agent Fee Letter);
▪(n)    At least one (1) day prior to the Closing Date, the Borrower Representative shall have delivered to the Agent evidence, in form and substance reasonably satisfactory to the Lenders, that Excess Availability, after giving effect to the borrowing of any loans under the ABL Credit Agreement on the Closing Date, will not be less than $35,000,000;
▪(o)    The Agent and each Lender shall have received copies of certificates of insurance of the Loan Parties;
▪(p)    The Loan Parties shall have provided the documentation and other information to the Agent and each Lender that are required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, at least five (5) Business Days prior to the Closing Date to the extent reasonably requested in writing at least seven (7) days prior to the Closing Date;
▪(q)    The Agent and each Lender shall have received at least three (3) Business Days prior to the Closing Date, to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of such Borrower;
▪(r)    The Agent and each Lender shall have received evidence of payoff with respect to that certain Term Loan Agreement, dated as of January 19, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof (the “Existing Term Loan Agreement”), by and among the Company, the Subsidiaries of the Company party thereto as borrowers or guarantors, the lenders party thereto

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from time to time, and Great Rock Capital Partners Management, LLC, as agent thereunder, and evidence of termination of any liens granted in favor of such agent with respect to such agreement, in each case, in form and substance acceptable to the Lenders;
▪(s)    The Borrower Representative shall have delivered to the Agent a customary Request Certificate in accordance with Section 2.1(b) with respect to the Term Loan to be made on the Closing Date;
▪(t)    The Agent and each Lender shall have received a copy of the Perfection Certificate duly executed by an Authorized Officer of the Borrower Representative certifying to the accuracy of certain factual matters contained therein, in a form and substance reasonably acceptable to the Agent and the Lenders; and
▪(u)    Such other items as may be reasonably required by the Agent or the Lenders.
▪Without limiting the generality of the provisions of Section 9.2, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
•ARTICLE IV. REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant on the Closing Date and on each date that the representations and warranties in this Article IV are required to be made that:
◦4.1.    Good Standing and Authority. Each Borrower, each Guarantor and each other Subsidiary is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or other place of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where failure to qualify would not reasonably be expected to have a Material Adverse Effect; and has all necessary power and authority to enter this Agreement and to execute, deliver and perform this Agreement, any other Loan Document and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate and shareholder action.
◦4.2.    Valid and Binding Obligation. This Agreement, the other Loan Documents and any other document executed in connection herewith have been duly executed and delivered by any Loan Party and constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party, in accordance with their respective terms.
◦4.3.    Good Title. Each Borrower, each of the Guarantors and each other Subsidiary has good and marketable title to all of its assets, none of which is subject to any

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mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except Permitted Encumbrances.
◦4.4.    No Pending Litigation. There are not any actions, suits, proceedings (whether or not purportedly on behalf of any Loan Party or any other Subsidiary) or investigations pending or, to the knowledge of any Borrower, threatened against any Borrower, any Guarantor or any other Subsidiary or any basis therefore which reasonably could be expected to have a Material Adverse Effect, or which question the validity of this Agreement, the other Loan Documents or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.
◦4.5.    No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, Governmental Authority or other Person is required on the part of any Loan Party or any Subsidiary in connection with the valid execution, delivery or performance of this Agreement, the other Loan Documents or other documents required by this Agreement or in connection with any of the transactions contemplated thereby other than the filing of financing statements in connection with the Security Agreement.
◦4.6.    No Violations. Neither any Loan Party nor any other Subsidiary is in violation of any term of its certificate of incorporation or by-laws or other organizational documents, or of any mortgage, borrowing agreement, or any other instrument or agreement pertaining to Indebtedness for borrowed money which might reasonably be expected to result in a Material Adverse Effect, and will not result in the creation of any Lien upon any properties or assets except in favor of the Agent and the ABL Agent. Neither any Loan Party nor any other Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect. Neither any Loan Party nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in a Material Adverse Effect. The execution and delivery of this Agreement, the other Loan Documents and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of the Agent and the ABL Agent. There exists no fact or circumstance not disclosed in this Agreement, in the documents furnished in connection herewith, the Company’s filings under the Exchange Act, or in the financial projections furnished to the Lenders which has, or could reasonably be expected to have, a Material Adverse Effect, except those facts and circumstances which generally affect all Persons engaged in the Company’s lines of business.
◦4.7.    Financial Statements. The Company has furnished to the Lenders Consolidated financial statements showing the Company’s and all Subsidiaries’ financial condition as of (x) December 31, 2023 and the results of operations and their cash flows for the fiscal year then ended audited by Ernst & Young LLP and (y) the period ended on the last day of the first fiscal quarter for the 2024 fiscal year and the results of operations and their cash flows

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for the three (3) month period then ended, which statements fairly present their Consolidated financial position and the results of their operations as of the date and for the period referred to and have been prepared in accordance with GAAP consistently applied throughout the interval involved (subject to the absence of footnotes, with respect to the financial statements referenced in sub-clause (y)). Since the date of such financial statements to the date of execution hereof, there have not been any materially adverse changes in the Consolidated financial condition of the Company and its Subsidiaries from that disclosed in such financial statements. None of the property or assets shown in the Consolidated financial statements delivered to the Lenders has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.
◦4.8.    Tax Returns. The Borrowers, the Guarantors and any other Domestic Subsidiaries have duly filed all federal and other tax returns required to be filed except where an extension has been obtained and has duly paid all taxes required by such returns. No Loan Party has received any assessment by the Internal Revenue Service or other taxing authority for additional unpaid taxes in an amount equal to or greater than $250,000 that has not been reflected as a liability on the balance sheet as of the date hereof.
◦4.9.    Federal Regulations. Neither any Borrower nor any Guarantor or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System). Except for the stock described on, or held in the investment account described on Schedule 6.3, neither any Borrower nor any Guarantor or other Subsidiary owns nor intends to carry or purchase any such “margin stock”, and the Borrowers will not use the proceeds of any Loan to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such “margin stock”. Neither any Borrower nor any Guarantor or other Subsidiary is subject to regulation with respect to the incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, as amended, or any applicable state public utility law. Following the application of the proceeds of each borrowing hereunder, not more than twenty-five percent (25%) of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated Basis) subject to the provisions of Section 6.2 or 6.7 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.1(g) will be margin stock.
◦4.10.    Compliance with ERISA. Compliance by the Loan Parties with the provisions hereof and in the incurrence of the Indebtedness under this Agreement will not involve any non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Company and its Subsidiaries (i) have satisfied, in all material respects, all contribution obligations under any collective bargaining agreement with respect to each Multiemployer Plan, and, with respect to each other Plan, have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to such Plan, (ii) are in

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compliance with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, except to the extent failure to comply has not had, and will not have, a Material Adverse Effect and (iii) have not incurred any liability under the Title IV of ERISA to PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder (other than for PBGC premiums in the ordinary course). No Plan or trust created thereunder has been terminated as of the date of this Agreement. There has been no Reportable Event with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan that would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate is at the date of this Agreement, or has been at any time within the two years preceding the date of this Agreement, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan except for the Multiemployer Plan described on Schedule 1 to this Agreement. Neither any Loan Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed in accordance with GAAP in the financial statements delivered to the Lenders in accordance with this Agreement. Each of the Borrowers is not and will not be using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) and will not otherwise use the assets of one or more Benefit Plans in connection with the Loans or the Commitments.
◦4.11.    Subsidiaries; Affiliates. The Company has no (a) Subsidiaries except (i) as listed on Schedule 4.11 to this Agreement or (b) Affiliates, other than its Subsidiaries.
◦4.12.    Compliance.
▪(a)    The present and anticipated conduct of the business and operations of the Loan Parties and each Subsidiary and the present and anticipated ownership and use of each asset of the Loan Parties and each Subsidiary are in compliance in each material respect with each applicable statute, regulation and other law (including, but not limited to, Environmental Laws), except where noncompliance would not result in a Material Adverse Effect.
▪(b)    Each authorization, approval, permit, consent, franchise and license from, each registration and filing with, each declaration, report and notice to, and each other act by or relating to, any Person necessary for the present or anticipated conduct of the business or operations of the Loan Parties and each Subsidiary or for the present or anticipated ownership or use of any asset of the Loan Parties and each Subsidiary has been duly obtained, made, given or done, and is in full force and effect, except where failure to so obtain, make, give or do could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof, the result of which could reasonably be

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expected to have a Material Adverse Effect. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.
▪(c)    No Loan Party has received written notice of default or material violation, nor is any Loan Party in default or material violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party’s business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any violation in any material respect of any provision of any applicable law.
◦4.13.    Fiscal Year. The fiscal year of the Company is the year ending December 31.
◦4.14.    Default. There does not exist any Default or Event of Default as of the Closing Date nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.
◦4.15.    Indebtedness for Borrowed Money. As of the Closing Date, the Company and its Subsidiaries have no Indebtedness arising from the borrowing of any money, except for Indebtedness (a) to the Lenders under this Agreement and the other Loan Documents, (b) outstanding on the date of this Agreement pursuant to any lease, loan or credit facility fully and accurately described in Schedule 6.2 to this Agreement, (c) incurred with the prior written consent of the Agent, (d) under the ABL Loan Documents and (e) owing to the Company or a Subsidiary.
◦4.16.    Securities. Each outstanding share of stock, debenture, bond, note and other security of the Company has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.
◦4.17.    Environmental Matters. (a) All above ground or underground storage tanks containing Hazardous Substances that are or have been located on any Real Property owned, leased or operated by any Loan Party or any Subsidiary have been and are being maintained in compliance with Environmental Laws, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.
▪(b)    Any Real Property owned, leased or operated by any Loan Party or any Subsidiary that is or has been used for the storage, Disposal or treatment of any Hazardous Substance, is being so used in compliance with Environmental Laws, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.
▪(c)    No unpermitted Release of a Hazardous Substance has occurred or is threatened on, at, from or near any Real Property owned, leased or operated by any Loan Party or any Subsidiary, except where such unpermitted Release does not have, and could not reasonably be expected to have, a Material Adverse Effect.

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▪(d)    No Loan Party nor any Subsidiary is subject to any existing, pending or threatened suit or claim, notice of material violation or any investigation under any Environmental Law, that in any such case could reasonably be expected to result in a Material Adverse Effect.
▪(e)    No Loan Party has received written notice of a violation of or liability pursuant to Environmental Laws with respect to the generation, use, storage, handling, management, transportation or disposal of Hazardous Substances or a Release by any Loan Party or at, on, under or from any Real Property currently leased, owned or used by a Loan Party nor is a Loan Party liable for any Release identified or under investigation at, on or under any Real Property previously owned, leased or used by a Loan Party. No Loan Party (i) has any contingent liability with respect to any Release, environmental pollution or Hazardous Substances on any Real Property now or previously owned, leased or operated by it, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (iii) has become subject to any Environmental Liability, (iv) has received notice of any claim with respect to any Environmental Liability or (v) knows of any basis for any Environmental Liability; that in any such case could reasonably be expected to result in a Material Adverse Effect.
▪(f)    Each Loan Party has complied, and will continue at all times to comply, with all provisions of all Environmental Laws relating to the ownership, use or operations of the Real Property or personal property, including obtaining and maintaining compliance with all permits, licenses and approvals required under Environmental Laws for the operation of the business, except where noncompliance does not have, and could not be reasonably expected to have, a Material Adverse Effect. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses, permits or approvals to be voided, revoked or withdrawn.
▪(g)    All Environmental Permits have been obtained and are in full force and effect, except where the failure to obtain such Environmental Permit is not likely to have a Material Adverse Effect.
▪(h)    There are no agreements, consent orders, decrees, judgment, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any Real Property or real property owned, leased or operated by any Loan Party or any Subsidiary which required any material change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or material capital expenditures with respect to such property.
◦4.18.    Burdensome Contracts; Labor Relations. Neither the Company nor any Subsidiary (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, including but not limited to any collective bargaining agreement or other agreement with any union or other labor organization, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, walk out or other concerted interruptions of operations by employees of the Company or any

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Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of any Borrower, threatened, unfair labor practice charge or complaint before the National Labor Relations Board or similar Governmental Authority, (e) is subject to any pending or, to the knowledge of any Borrower, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any pending or, to the knowledge of any Borrower, threatened strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of any Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Company or any Subsidiary, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, which have not had or will not have a Material Adverse Effect.
◦4.19.    Liens. Once executed and delivered, each of the Collateral Documents creates, as security for the Secured Obligations, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected Lien on all of the Collateral subject thereto from time to time, in favor of the Agent for the benefit of the Secured Parties, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Collateral Documents may be subject to Permitted Encumbrances. No filings or recordings are required in order to perfect the Liens created under any Collateral Document except for filings or recordings required in connection with any such Collateral Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Collateral Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.
◦4.20.    Intellectual Property. Each of the Loan Parties and other Subsidiaries owns, or is licensed to use, all Intellectual Property used or necessary for the conduct of its business as currently conducted and as proposed to be conducted, except for those the failure to own or license which has not had and will not have a Material Adverse Effect. Schedule 4.20 attached hereto sets forth a complete and correct list of all agreements under which: (i) any Loan Parties or any other Subsidiaries uses or has the right to use any material Intellectual Property owned by a third party (other than commercially available software); and (ii) any Loan Parties or any other Subsidiaries has granted a license or sublicense to any third party to use any material Intellectual Property (excluding any agreements under which the Loan Party or other Subsidiary has granted a license or sublicense on a non-exclusive basis incidental to its products to customers in the ordinary course of business). Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare: (i) a loss of, or Lien on, any of Loan Parties’ or other Subsidiaries’ Intellectual Property; (ii) a breach of or default under, or right to terminate or suspend performance of, any IP License; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any IP License; (iv) the release, disclosure or delivery of any of Loan Parties’ or other Subsidiaries’ Intellectual Property to any escrow agent or other person; (v) the grant, assignment or transfer to any other person of any

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license or other right or interest under, to or in any of Loan Parties’ or other Subsidiaries’ Intellectual Property; or (vi) a reduction of any royalties, revenue sharing, or other payments the Loan Parties or any other Subsidiaries would otherwise be entitled to with respect to any of their Intellectual Property. No Loan Party or other Subsidiary is in default under or in violation or breach, in any material respect, of any IP License and no event has occurred and no circumstance or condition exists that, with notice, the passage of time or both, would reasonably be expected to: (x) constitute a default under, or result in a violation or breach by any Loan Parties or any other Subsidiaries of any IP License; or (y) give any person the right to declare a default or breach under any IP License. No claim has been asserted and is pending by any person challenging or questioning the ownership or use by any Loan Party or any other Subsidiaries of any such Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party or any other Subsidiaries know of any valid basis for any such claim. The use of Intellectual Property by the Loan Parties and any other Subsidiaries, and the conduct of their respective businesses, does not infringe on the rights of any Person, and, to the knowledge of the Loan Parties, no Intellectual Property of any Loan Party and any other Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dilution that, individually or in the aggregate, has not had and will not have a Material Adverse Effect.
◦4.21.    Anti-Terrorism Laws/ Foreign Assets Control Regulations.
▪(a)    Neither any Loan Party, nor any of their Subsidiaries or Affiliates, nor, to the knowledge of the Loan Parties or their subsidiaries, any officer, director, employee, agent, affiliate or representative thereof, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
▪(b)    Neither any Loan Party or Subsidiary or Affiliate of any Loan Party, nor, to the knowledge of the Loan Parties or their subsidiaries, any officer, director, employee, agent, affiliate or representative thereof (each Subsidiary and Affiliate of any Loan Party a “Controlled Entity”) (i) is a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority, or (ii) is a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person, each other Person, entity, organization and government of a country described in clause (ii), and any Person, entity, organization or individual that is located, organized or resident in a Designated Jurisdiction, a “Blocked Person”) or (iii) has any investments in, or knowingly (as such term is defined in Section 101(6) of CISADA) engages in any dealings or transactions with, any Blocked Person.
▪(c)    No part of the proceeds from the Loans made hereunder constitute or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used,

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directly by any Borrower or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person. No part of the proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise be used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Secured Party, or other individual or entity participating in any transaction).
▪(d)    To any Borrower’s actual knowledge after making due inquiry, neither any Loan Party nor any Controlled Entity nor, to the knowledge of the Loan Parties or their subsidiaries, any officer, director, employee, agent, affiliate or representative thereof (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrowers have taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Loan Parties and each Controlled Entity and any such officer, director, employee, agent, affiliate or representative is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.
▪(e)    No part of the proceeds from the Loans made hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage or for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other similar anti-corruption legislation in other jurisdictions (collectively, “Anti-Corruption Laws”). The Borrowers have taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Loan Parties and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other similar anti-corruption legislation in other jurisdictions.
▪(f)    Each Beneficial Ownership Certification executed and delivered to the Agent and Lenders for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct in all respects as of the Closing Date and as of the date any such update is delivered
◦4.22.    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Materials or any other certificate furnished by or on behalf of the Loan Parties to the Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information or certificate was so

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furnished (or in the case of the Confidential Information Materials, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The financial statements contained in the materials referenced above, in conformity with GAAP, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In addition, the projections and pro forma financial information contained in the materials referenced above are not guarantees of future performance and are subject to factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the projections and pro forma financial information.
◦4.23.    Solvency. Each Loan Party has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Loan Party has incurred to the Agent and the Lenders under the Loan Documents. The Loan Parties, taken as a whole, now have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature and the Loan Parties, taken as a whole, as of the Closing Date and after the closing of the transactions contemplated by this Agreement, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Loan Parties’ debts; and no Loan Party is entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
◦4.24.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
◦4.25.    Flood Zone. None of the Improvements are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, the Loan Parties have obtained the insurance prescribed herein. For the purposes of this paragraph, “Improvements” means all improvements located on the Mortgaged Property, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Mortgaged Property and/or in such improvements.
◦4.26.    ABL Borrowing Base Certificate. (i) Each Account reflected in the most recent ABL Borrowing Base Certificate as eligible for inclusion as an Eligible Account (as defined in the ABL Credit Agreement) is an Eligible Account, (ii) the Inventory reflected in the most recent ABL Borrowing Base Certificate as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory, (iii) the M&E (as defined in the ABL Credit Agreement) reflected

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in the most recent ABL Borrowing Base Certificate as eligible for inclusion in the ABL Borrowing Base constitutes Eligible M&E (as defined in the ABL Credit Agreement), and (iv) the Real Property reflected in the most recent ABL Borrowing Base Certificate as eligible for inclusion in the ABL Borrowing Base constitutes Eligible Real Property (as defined in the ABL Credit Agreement) .
◦4.27.    Aircraft.
▪(a)    Each Loan Party has and has had at all applicable times all necessary FAA Certificates (as defined in the ABL Credit Agreement), M&E, material agreements, material license agreements and Intellectual Property rights (or has valid and effective licenses for all of the foregoing) necessary in connection with the use of Aircraft (as defined in the ABL Credit Agreement) in the ordinary course of its business as presently conducted or proposed to be conducted and in accordance with all material requirements of Aviation Laws (as defined in the ABL Credit Agreement) and other applicable laws and regulations.
▪(b)    No Loan Party has received any notice or citation for non-compliance with any FAA Certificates or any Aviation Laws in connection with the use of Aircraft as presently conducted or proposed to be conducted.
▪(c)    Each Aircraft has been duly registered with the FAA pursuant to an Aircraft Registration (as defined in the ABL Credit Agreement), free and clear of all Liens except those in favor of the ABL Agent and except as expressly permitted under this Agreement, the ABL Credit Agreement or the applicable Aircraft Security Agreement (as defined in the ABL Credit Agreement). The make, model, registration and serial numbers for such Aircraft existing on the date hereof are set forth on Schedule 4.27(b) to the ABL Credit Agreement. No Aircraft Registration exists as to any Aircraft which is not the subject of an Aircraft Security Agreement Recordation.
▪(d)    All Aircraft owned or hereafter manufactured, acquired or used by the Loan Parties or all Engines (as defined in the ABL Credit Agreement) which are installed in or affixed or attached to any Aircraft that have takeoff horsepower of at least five hundred fifty (550) (and at least 1,750 points of thrust or its equivalent thereof with respect to any jet engines) and all aircraft propellers now owned or hereafter manufactured or used in the business of Loan Parties or which are installed in or affixed or attached to any Aircraft that have takeoff shaft horsepower of more than seven hundred fifty (750) shall be subject to an Aircraft Security Agreement in favor of the ABL Agent, and the Lien and international interest of the ABL Agent duly recorded with the FAA and registered with the Cape Town International Registry (as defined in the ABL Credit Agreement).
•ARTICLE V. AFFIRMATIVE COVENANTS
As long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with all interest, fees, charges

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and expenses under the Loan Documents have been paid in full, the Borrowers will, and will cause their Subsidiaries to (where applicable):
◦5.1.    Payments. Duly and punctually pay the principal of and interest on all Indebtedness and all fees incurred by the Borrowers pursuant to this Agreement in the manner set forth in this Agreement, and duly and punctually pay to the Agent the arrangement, annual agency fee and other fees set forth in the Fee Letter as and when due under the terms of the Fee Letter.
◦5.2.    Financial Reporting Requirements. Furnish to the Agent and each Lender
▪(a)    within (i) thirty (30) calendar days after the end of each fiscal month of the Company that occurs during an Enhanced Reporting Period, (A) unaudited financial statements of the Company and its Subsidiaries, which statements shall consist of (1) Consolidated and, if requested by Agent (which request Agent shall make if directed by the Required Lenders), consolidating balance sheets and profit and loss statements as of the end of such fiscal month (along with a comparison against the balance sheets and profit and loss statements for the prior reporting period), and (2) Consolidated cash flows as of the end of such fiscal month, and (B) a report of key performance indicators as to “bookings by segment” and “backlogs by segment” categories during such fiscal month for the business of the Company and its Subsidiaries; and (ii) forty-five (45) calendar days after the end of each fiscal quarter of each fiscal year of the Company, unaudited financial statements of the Company and its Subsidiaries, which statements shall consist of Consolidated and, if requested by Agent (which request Agent shall make if directed by the Required Lenders), consolidating balance sheets and profit and loss as of the end of such fiscal quarter, and related Consolidated statements of shareholders’ equity and cash flows and a Consolidated backlog report covering the period from the end of the Company’s immediately preceding fiscal year to the end of such fiscal quarter (along with a comparison against the balance sheets for the prior reporting period), in each case under this clause (a), certified to be correct by the President, Chief Executive Officer, Executive Vice-President-Finance, Treasurer or Assistant Treasurer of the Company, who shall also furnish to the Agent and each Lender a duly completed and executed Compliance Certificate;
▪(b)    within ninety (90) calendar days after the end of each fiscal year of the Company, audited Consolidated financial statements of the Company and its Subsidiaries, which shall consist of a Consolidated and, if requested by Agent (which request Agent shall make if directed by the Required Lenders), unaudited consolidating balance sheet as of the end of such year and the related statements of income (along with a comparison against the balance sheets and statements of income for the prior year), shareholders’ equity and cash flows covering such fiscal year, audited (in the case of the Consolidated financial statements) by and together with an opinion of, in the case of such Consolidated financial statements, Ernst & Young LLP, or other independent certified public accountants satisfactory to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception, except in the case such “going concern” or functionally equivalent qualification arises as a result of Indebtedness under this Agreement or

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the ABL Credit Agreement being within one year of the final stated maturity date, together with a duly completed and executed Compliance Certificate;
▪(c)    (i) promptly, after their preparation (x) copies of all such proxy statements, financial statements and reports which the Company sends to its stockholders and (y) copies of all regular, periodic and special reports, as well as all registration statements, which the Company files with the Securities and Exchange Commission and (ii) concurrently with the delivery thereof to the ABL Agent, copies of all reports and notices sent to the ABL Agent pursuant to the ABL Loan Documents (including, without limitation, any reports and notices sent to the ABL Agent or any ABL Lender under Section 5.6 of the ABL Credit Agreement);
▪(d)    upon reasonable request, and if applicable, promptly after the filing thereof with PBGC, a copy of each annual report filed with respect to each Plan;
▪(e)    within forty-five (45) calendar days after the end of each fiscal year ending after the Closing Date, a reasonably detailed Consolidated budget (with detailed budget assumptions) for the then-current fiscal year on a quarterly and annual basis (including (i) a projected Consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related (ii) Consolidated statements of projected cash flow and balance sheet for such Fiscal Year, (iii) Consolidated and, if requested by Agent (which request Agent shall make if directed by the Required Lenders), consolidating profit and loss, (iv) projected Excess Availability and (v) a summary of the material underlying assumptions applicable thereto);
▪(f)    monthly, within twenty (20) calendar days after the end of each fiscal month, a certificate of the Company, certifying to compliance with the Excess Availability covenant set forth in Section 6.13 of this Agreement;
▪(g)    [reserved];
▪(h)    as and when required to be delivered pursuant to the ABL Credit Agreement, a copy of the ABL Borrowing Base Certificate delivered to the ABL Agent, together with all reports and other deliverables required to be delivered in connection therewith;
▪(i)    cause appropriate members of its management to participate in one conference call with the Lenders per fiscal quarter at a time to be mutually agreed by the Borrowers and the Agent; and
▪(j)    such additional information, reports or statements (including, without limitation, a duly completed and executed Compliance Certificate) as the Agent may from time to time reasonably request regarding the financial and business affairs of the Company and the Subsidiaries.
In the event that the Company holds any private conference call with the holders of the ABL Indebtedness to discuss results of operations, the Company shall notify the Agent in advance of such call and provide such information necessary for the Agent and Lenders to access such call.

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The Borrowers hereby acknowledge that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that so long as the Borrowers are the issuers of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided however that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark the Borrower Materials “PUBLIC.”
◦5.3.    Notices. Promptly notify the Agent in writing of (a) any pending or future audits of any Loan Party’s or any other Subsidiary’s federal income tax returns by the Internal Revenue Service or any state-level taxing authority as soon as any Loan Party has knowledge thereof, and the results of each such audit after its completion if such results could reasonably be expected to have a Material Adverse Effect; and (b) any default by any Loan Party or any other Subsidiary in the performance of, or any modifications of, any of the terms or conditions contained in this Agreement, any other agreement, mortgage, indenture or instrument to which any Loan Party or any other Subsidiary is a party or which is binding upon any Loan Party or any other Subsidiary and of any default by any Loan Party or any other Subsidiary in the payment of any of its Indebtedness. The Company shall not, however, be required to so notify the Agent of potential or actual defaults in payment of any such Indebtedness or the performance under, or of modifications of terms or provisions of, those documents or agreements pertaining to its transactions in the ordinary course of business which do not have a Material Adverse Effect or constitute a Default or an Event of Default.
◦5.4.    Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto (other than penalties which are not material to the Company and its Subsidiaries taken as a whole), establish adequate reserves for the payment of such taxes, assessments and governmental charges and make all required withholding and other tax deposits; provided however that nothing herein

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contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.
◦5.5.    Insurance. (a) Keep, and cause each Subsidiary to keep, all its property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks in coverage, form and amount consistent with industry standards and reasonably satisfactory to the Agent and the Lenders; (b) keep, and cause each Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker’s compensation laws; (c) promptly deliver to the Agent certificates of insurance, with appropriate endorsements designating the Agent as a lender’s loss payee, mortgagee and/or additional insured as requested by the Agent; and (d) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to the Required Lenders.
◦5.6.    Litigation. Promptly notify the Agent in writing as soon as any Borrower has knowledge thereof, of (I) the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Company or any Subsidiary to which the Company or any Subsidiary is a party by or before any regulatory body or governmental agency (a) the outcome of which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect any Borrower’s ability to fulfill its obligations hereunder, or (b) which questions the validity of this Agreement, the any other Loan Document or any action taken or to be taken pursuant to any of the foregoing; and furnish or cause to be furnished to the Agent such information regarding the same as the Agent may request and (II) any material development with respect to any litigation, action, suit, claim, counterclaim, or proceeding against the Company or any of its Subsidiaries by Lufthansa Technik AG (or any of its Affiliates) in Germany, France, the United Kingdom or any other jurisdiction (collectively, the “Lufthansa Litigation”). In addition, if requested by any Lender in its reasonable discretion, the Company shall, promptly upon receipt of such request, provide the Agent and the Lenders with an update on the status of the Lufthansa Litigation from time to time, and such additional information regarding the status of the Lufthansa Litigation as any Lender may reasonably request.
◦5.7.    Judgments. Promptly notify the Agent in writing as soon as any Borrower has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect any Borrower’s ability to fulfill its obligations hereunder, or (b) renders invalid this Agreement, any other Loan Document or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to the Agent such information regarding the same as the Agent may request.
◦5.8.    Corporate Standing. Maintain, and cause each Subsidiary to maintain, its corporate, partnership or limited liability company existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct

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of its business requires such qualification or licensing, except where the failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect; provided however nothing in this Section shall be deemed to prohibit any transaction permitted by Section 6.7 of this Agreement.
◦5.9.    Books and Records. Keep proper books and records in accordance with generally accepted accounting principles consistently applied and notify the Agent promptly in writing of any proposed change in the location at which such books and records are maintained.
◦5.10.    Compliance with Law. Comply, and cause each Subsidiary to comply, in all material respects, with all applicable laws and governmental rules and regulations, including those relating to the ownership, use or operations of real or personal property, the conduct and licensing of each Loan Party’s business, the payment and withholding of Taxes and “source deductions”, ERISA and other employee matters, safety matters and environmental matters (including without limitation Environmental Laws).
◦5.11.    Pension Reports. With respect to each Plan, the Company will furnish notice of the following to the Agent as soon as possible and in any event within thirty days after any Borrower knows or has reason to know of either the circumstances described in (a) or (b), but only if such circumstances have resulted in or would reasonably be expected to result in a Material Adverse Effect:
▪(a)    the occurrence of any Reportable Event with respect to such Plan; or
▪(b)    the institution of proceedings or the taking of any other action by PBGC or the Company or any Subsidiary to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan or insolvency (as defined in Section 4245 of ERISA) of such Plan.
Together with any such notice, the Company will deliver to the Agent, whichever of the following may be applicable:
•(i)    a certificate of the President or Executive Vice President-Finance, Treasurer or Assistant Treasurer of the Company setting forth details known to any Borrower as to such Reportable Event, together with a copy of any notice thereof that is required to be filed by the Company or any Subsidiary with PBGC, or
•(ii)    any notice delivered by PBGC to the Company or any Subsidiary evidencing its intent to institute such proceedings or any notice by the Company or any Subsidiary to PBGC that such Plan is to be terminated.
◦5.12.    Inspections. Upon request of the Agent, permit any officer, employee, accountant, attorney or other agent of the Agent upon reasonable notice and during regular business hours to (a) visit and inspect each of the premises of the Company and each Subsidiary, (b) examine, audit, copy and make extracts from each accounting record of the Company and

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each Subsidiary, and (c) discuss the business, operations, assets, affairs and condition (financial or other) of the Company and each Subsidiary with a Authorized Officer of the Company and with the independent accountants of the Borrower.
◦5.13.    Environmental Compliance. (a)Comply with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
▪(b)    Promptly notify the Agent in the event of (i) any violation or asserted violation of any applicable law (including OSHA or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect or otherwise result in material liability to any Loan Party, and (ii) the Disposal of any Hazardous Substance at any Real Property owned, leased or operated by any Loan Party or any Subsidiary, or in the event of any Release, or threatened Release, of a Hazardous Substance, on, at or from any such Property, except when such Disposal or Release is in the ordinary course of such Loan Party’s or such Subsidiary’s business and in compliance with all applicable Environmental Laws or could not reasonably be expected to have a Material Adverse Effect.
▪(c)    Deliver promptly to the Agent (i) copies of any non-routine, material documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning any Loan Party’s operations, except documents of general applicability; and (ii) copies of any documents submitted by any Loan Party or any Subsidiary to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations, except submissions in the ordinary course of business.
▪(d)    Promptly notify the Agent upon receipt by any Loan Party of any written complaint, order, citation or notice of violation with respect to, or if any Loan Party becomes aware of, (i) the existence or alleged existence of a violation of any applicable Environmental Law, (ii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances, or (iv) any Real Property of any Loan Party that is or will be subject to a Lien imposed pursuant to any Environmental Law, which, in each case above, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
◦5.14.    Certain Subsidiaries to Become Borrowers or Guarantors. In the event that at any time after the Closing Date, the Company creates, holds, acquires or at any time has any Subsidiary (other than a Non-Material Subsidiary and a Foreign Subsidiary to which Section 5.15(b) applies) that is not a Borrower or Guarantor, the Company will immediately, but in any event within five (5) Business Days, notify the Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Agent and the Lenders under this Section. The Company will, within fifteen (15) days following request therefor from the Agent (who may give such request on its own initiative or upon request by the Required Lenders), (A) cause such Subsidiary to become a party to this Agreement by executing a Borrower Joinder Agreement (or, if the Agent and the Borrower Representative agree that such Subsidiary shall be a Guarantor, a joinder hereto in form and substance reasonably satisfactory to

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the Required Lenders) evidencing such Subsidiary as a Borrower or a Guarantor under this Agreement and the other Loan Documents (including that the Agent shall have received amended or supplemented schedules to this Agreement for each such new Subsidiary), as fully as if it had executed this Agreement and the other Loan Documents as a Borrower or Guarantor, as applicable, on the Closing Date; (B) execute and deliver to the Agent for the benefit of the Secured Parties, such amendments and/or supplements to the Security Agreement or such additional Collateral Documents (including, without limitation, collateral documentation required to create and perfect a security interest under the laws of any foreign jurisdiction) as the Agent shall reasonably deem necessary to grant to the Agent, for the benefit of the Secured Parties, a security interest in the Equity Interests and property of such Subsidiary in accordance with the terms and provisions of the Collateral Documents and the Intercreditor Agreement; (C) deliver to the Agent (subject to the Intercreditor Agreement) the certificates (if any) representing Equity Interests of such Subsidiary that constitute Collateral, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the applicable Loan Party, as applicable, and cause such Subsidiary to take all other actions required by the applicable Collateral Documents to perfect the Liens created thereunder, including all filings, registrations or recordations necessary to perfect its Liens on the Collateral as required hereunder or under any Collateral Document, and UCC and other Lien searches reasonably requested by the Agent and other evidence reasonably satisfactory to the Required Lenders that such Liens are the only Liens upon the Collateral, except Permitted Encumbrances; (D) deliver a certificate of a duly authorized officer of such Subsidiary to the extent it becomes an Loan Party under the Loan Documents, certifying (i) that an attached copy of such Subsidiary’s organizational documents are true and complete, without amendment, and continue in full force and effect; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted and have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents; (E) deliver a written opinion of counsel to each such Subsidiary to the extent it becomes a Loan Party under the Loan Documents, each with respect to the matters included in the opinions delivered on the Closing Date and in form and substance reasonably satisfactory to the Required Lenders; (F) deliver good standing certificates (or similar certificates) for each such Subsidiary to the extent it becomes a Loan Party under the Loan Documents (where applicable), issued by the appropriate official of such Subsidiary’s jurisdiction of organization; and (G) deliver copies of certificates of insurance of each such Subsidiary evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents.
◦5.15.    Additional Security; Further Assurances.
▪(a)    Additional Security. Subject to subpart (b) below, if the Company or any Domestic Subsidiary (other than a Non-Material Subsidiary) acquires, owns or holds any personal property that is not at the time included in the Collateral, the Company will promptly notify the Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Agent and the Lenders under this Section, and Company will, or will cause such Domestic Subsidiary to, within thirty (30) days following a request by the Agent (or such longer period as the Agent shall deem reasonable under the circumstances),

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grant to the Agent for the benefit of the Lenders, a Lien on such personal property or Real Property pursuant to the terms of such security agreements, assignments or other documents as the Agent deems appropriate (collectively, the “Additional Security Document”). Furthermore, the Company shall cause to be delivered to the Agent such resolutions and other related documents as may be reasonably requested by the Agent in connection with the execution, delivery and recording of any such Additional Security Document, all of which documents shall be in form and substance reasonably satisfactory the Required Lenders.
▪(b)    Foreign Subsidiaries. In the event that the Company or any existing Subsidiary acquires any Foreign Subsidiary, the Company will or will cause such existing Subsidiary to, if so directed by the Agent, pledge to the Agent for the benefit of the Secured Parties, 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in any such Foreign Subsidiary.
▪(c)    Further Assurances. The Company will, and will cause each Subsidiary, at the expense of Borrowers, to make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to any Collateral covered by any of the Loan Documents as the Agent may reasonably require. If at any time the Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.
▪(d)    Additional Mortgaged Property. If any Loan Party acquires or otherwise obtains ownership of, after the Closing Date, any Real Property located in the United States having a Fair Market Value in excess of $1,500,000 (an “Additional Mortgaged Property”), then by the date that is sixty (60) days (as such time period may be extended in the Required Lender’s reasonable discretion) after the acquisition of any Additional Mortgaged Property following the Closing Date and a request from the Agent (at the direction of the Required Lenders) sent in writing to the Borrower Representative after the acquisition of such Additional Mortgaged Property, the Loan Parties shall, deliver to the Agent, with respect to such Additional Mortgaged Property, as applicable:
•(i)    a Mortgage with respect to each Additional Mortgaged Property, together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each Loan Party party thereto on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Agent for the benefit of the Secured Parties, subject only to Permitted Encumbrances, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Required Lenders; provided that to the extent any property to be subject to a Mortgage is located in a jurisdiction that imposes mortgage recording taxes, intangibles tax, documentary tax or

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similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of 110% of the Fair Market Value of such property subject thereto per the most recent appraisal;
•(ii)    unless waived in writing by the Agent, fully paid American Land Title Association or equivalent lender’s title insurance policies or marked up unconditional binder for such insurance (the “Mortgage Policies”) in form and substance reasonably requested by the Agent, with endorsements reasonably requested by the Agent, in amounts reasonably acceptable to the Required Lenders (not to exceed 110% of the Fair Market Value of the Additional Mortgaged Property covered thereby and subject to any tie-in coverage available), issued, coinsured and reinsured by title insurers reasonably acceptable to the Required Lenders per the most recent appraisal;
•(iii)    American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Required Lenders by a land surveyor duly registered and licensed in the state in which the property described in such surveys is located and reasonably acceptable to the Required Lenders; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and is sufficient for the title company issuing such Mortgage Policy to remove the general survey exception and issue the survey related endorsements without the need for such new or updated surveys;
•(iv)    customary opinions of local counsel to the Loan Parties in jurisdictions in which the Additional Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and, if applicable any related fixture filings, in form and substance reasonably satisfactory to the Required Lenders;
•(v)    customary opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Required Lenders;
•(vi)    with respect to each Additional Mortgaged Property, a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination in form and substance reasonably satisfactory to the Required Lenders, and if required, satisfaction of the requirements of Section 5.21;
•(vii)    evidence that all other actions reasonably requested by the Agent, that are necessary in order to create valid and subsisting Liens on the property described in the Mortgage, have been taken; and
•(viii)    evidence that all documented and invoiced fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the

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other matters described in this Section 5.15 and as otherwise required to be paid under this Agreement.
▪(e)    Existing Mortgaged New York Real Property. If at any time during the term of this Agreement, either (i) all of the outstanding ABL Indebtedness have been repaid in full (other than contingent expense and indemnification obligations not yet due and owing) or (ii) the ABL Agent, releases its mortgage on the Mortgaged New York Real Property for any other reason, the Loan Parties shall promptly grant and deliver to Agent, in favor of the Secured Parties, a first-priority Mortgage on the New York Real Property as an Additional Mortgaged Property, and the Loan Parties shall take all steps necessary and required with respect to Additional Mortgaged Property pursuant to Section 5.15(d).
◦5.16.    Accounting; Reserves; Tax Returns. Cause the Company and any Subsidiary at all times to (i) maintain a system of accounting established and administered in material accordance with GAAP, and (ii) file each tax return it is required to file except where the failure to so file will not and has not had a Material Adverse Effect.
◦5.17.    Liens and Encumbrances. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business that any asset of the Company or any Subsidiary has or may become subject to any Lien other than Permitted Encumbrances, provide to each Lender a certificate executed by an Authorized Officer of the Company and specifying the nature of such Lien and what action the Company (or such Subsidiary) has taken, is taking or proposes to take with respect thereto.
◦5.18.    Defaults and Material Adverse Effects. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the occurrence or existence of (i) any Event of Default or Default or (ii) any event or condition that has had or will have any Material Adverse Effect, provide to each Lender a certificate executed by an Authorized Officer and specifying the nature of such Event of Default, Default, event or condition, the date of occurrence or period of existence thereof and what action the Company (or the applicable Subsidiary) has taken, is taking or proposes to take with respect thereto.
◦5.19.    Good Repair. The Company will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.
◦5.20.    Further Actions. Promptly upon the request of the Agent, execute and deliver or cause to be executed and delivered each writing, and take or cause to be taken each other action, that the Agent shall deem necessary or desirable at the sole option of the Agent to perfect or otherwise preserve or protect the priority of any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document or to correct any error in any Loan Document. If at any time the Agent determines, based on applicable law, that all

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applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrowers shall promptly pay the same upon demand. Promptly following any request therefor, the Borrowers shall provide information and documentation reasonably requested by the Agent or any Lender for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act and the Beneficial Ownership Regulation.
◦5.21.    Flood Zone. With respect to the Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Borrowers shall or shall cause the applicable Loan Party to (a) obtain and maintain, with financially sound and reputable insurance companies, such flood insurance in such reasonable total amount as the Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) promptly upon request of the Agent, deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Required Lenders, including, without limitation, evidence of annual renewals of such insurance.
◦5.22.    Collateral Appraisals. The Loan Parties shall permit the Agent and the Lenders to visit any of their properties and inspect any of their assets or books and records, to examine and make copies of their books and records, and and/or to discuss the Loan Parties’ affairs, finances and accounts with any of their directors, officers, managerial employees, independent accountants or any of their other representatives; provided that unless an Event of Default has occurred and is continuing, Borrowers shall not be obligated to reimburse the Agent for more than one (1) time per calendar year; provided further that following the occurrence and during the continuation of an Event of Default, the Agent and the Lenders may do any of the foregoing as many times as the Agent shall consider reasonably necessary. In addition, the Loan Parties shall provide to the Agent and the Required Lenders all appraisals and field examinations conducted pursuant to the terms of the ABL Credit Agreement.

◦5.23.    Cash Management.
▪(a)    Maintenance of Cash Management System.
•(i)    Schedule of DDAs. Schedule 5.23(a)(i) attached hereto sets forth all DDAs maintained by the Loan Parties as of the Closing Date, including with respect to each depository, (i) the name of such depository, (ii) the type of account(s) maintained with such depository, and (iii) the account number(s) maintained with such depository.
•(ii)    Cash Management System. The Loan Parties will establish and maintain the cash management system described below:
◦(1)    [Reserved].
◦(2)    [Reserved].

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◦(3)    On or prior to the Closing Date, all DDAs of the Loan Parties (other than Excluded Deposit Accounts) shall be maintained at HSBC. The Loan Parties shall not be permitted to open any new DDAs (other than Excluded Deposit Accounts) after the Closing Date at financial institutions other than HSBC without the prior consent of Required Lenders.
◦(4)    The Blocked Accounts (as defined on Schedule 5.25 attached hereto) shall be Collateral, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Secured Obligations, and in which the applicable Loan Party shall have granted a Lien to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents.
◦(5)    On or prior to the Closing Date, all proceeds of collections of Accounts, and all proceeds of the sale or other disposition of any Collateral, shall be deposited directly into a Blocked Account. In the event that, notwithstanding the provisions of this clause (5), any Loan Party receives or otherwise has dominion and control of any proceeds of collections of Accounts or proceeds of any other Collateral, such proceeds and collections shall be held in trust by such Loan Party for the Agent and shall, not later than five (5) Business Days after receipt thereof, be deposited into a Blocked Account or dealt with in such other fashion as such Loan Party may be instructed by Agent.
▪(b)    Account Statements. Each Loan Party shall provide the Agent with any information and account statements with respect to the Blocked Accounts and other DDAs as reasonably requested in writing by the Agent.
◦5.24.    Collateral Access Agreements. The Loan Parties shall use commercially reasonable efforts after the Closing Date to obtain a landlord waiver or similar agreement (which shall be in form and substance reasonably satisfactory to the Required Lenders) from the lessor of (a) the Loan Parties’ headquarters location and (b) any other material location where Collateral with a value in excess of $100,000 (or such greater amount as the Required Lenders may permit in their sole discretion) is stored.
◦5.25.    Aircraft. (a) The Loan Parties shall (i) promptly notify the Agent of (A) the use by any Loan Party in its business of any Aircraft for demonstration and the acquisition by any Loan Party of any Aircraft whether as a result of a trade-in or otherwise, or (B) the recording of, or any Loan Party’s intention to record, an Aircraft Registration in the name of any Loan Party for any Aircraft, and (ii) at the Required Lenders’ request, at the sole expense of Loan Parties, obtain and furnish to the Agent a written report of a search of the appropriate FAA recordation records by an attorney or recognized aircraft title service as to the title, liens, Liens, orders and other interests recorded with the FAA and Cape Town International Registry with respect to such Aircraft, execute an Aircraft Security Agreement with respect to such Aircraft and duly effect an Aircraft Security Agreement Recordation with respect to such Aircraft Security Agreement promptly after such Aircraft Registration; (b) Loan Parties shall not sell, lease or dispose of any Aircraft, except as expressly permitted herein or in the Aircraft Security Agreement; (c) except with the express prior written consent of the Required Lenders, Loan Parties shall not (i) permit any Aircraft to be located outside of or removed from the United

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States of America for a period of thirty (30) consecutive days, or (ii) effect any Aircraft Registration with respect to any Aircraft unless promptly thereafter an Aircraft Mortgage Registration (as defined in the ABL Credit Agreement) is made with respect to such Aircraft; (d) to the extent applicable, Loan Parties shall maintain and operate all Aircraft in accordance with all applicable FAA Certificates issued to any Loan Party and all Aviation Laws and all other applicable laws; and (e) Loan Parties assume all responsibility and liability arising from or relating to the production, use, sale or other disposition (as applicable) of the Aircraft.
◦5.26.    Post-Closing Covenants. The Loan Parties shall comply with each of the covenants set forth on Schedule 5.26 to this Agreement.
•ARTICLE VI. NEGATIVE COVENANTS
As long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with all interest, fees, charges and expenses under the Loan Documents have been paid in full:
◦6.1.    Indebtedness. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any Indebtedness except:
▪(a)    the Secured Obligations,
▪(b)    Indebtedness existing on the Closing Date and set forth on Schedule 6.2 attached hereto,
▪(c)    Indebtedness under the ABL Loan Documents in an aggregate principal amount not to exceed the “Maximum ABL Principal Obligations” (as defined in the Intercreditor Agreement) at any time outstanding; provided that all loans thereunder are in the nature of a bona fide asset-based revolving credit facility provided by money-center commercial banks,
▪(d)    Indebtedness owed by a Subsidiary to the Company or to another Subsidiary or by the Company to a Subsidiary (which, with respect to Indebtedness not existing on Closing Date owing to a Loan Party from Subsidiaries that are not Loan Parties, shall not exceed $5,000,000 (exclusive of Foreign Subsidiary Operating Costs) at any one time outstanding), in each case made in the ordinary course of business including, without limitation, in connection with a Permitted Acquisition; provided that any Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on a basis reasonably satisfactory to the Required Lenders,
▪(e)    Indebtedness incurred for Capital Leases of fixed assets or fixed asset purchases, provided that after taking into effect such Indebtedness, (i) the Borrower is in compliance with Section 6.13 on a pro-forma basis or (ii) such Indebtedness shall not exceed $5,000,000 at any one time outstanding,

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▪(f)    Subordinated Indebtedness or Indebtedness under Unsecured Notes with maturity dates at least six (6) months after the Term Loan Maturity Date including guaranties thereof, not to exceed $20,000,000 in an aggregate principal amount outstanding at any time; provided that after taking into effect such Indebtedness, the Company delivers to the Agent a certificate signed by the Executive Vice President-Finance, Treasurer or Assistant Treasurer of the Company certifying (i) the stated maturity date of such Indebtedness, (ii) that no Default or Event of Default is then in existence or would be caused by the issuance of such Subordinated Indebtedness or Unsecured Notes, (iii) the Company is in compliance with the Fixed Charge Coverage Ratio both immediately before and after giving pro-forma effect to the incurrence of such Indebtedness, and (iv) the Company has at least $35,000,000 of Excess Availability, on a pro forma basis, after giving effect to the incurrence of such Indebtedness,
▪(g)    Indebtedness incurred under Hedge Agreements entered into for the purposes of mitigating interest rate or foreign currency risk and not for speculative purposes,
▪(h)    any other unsecured Indebtedness which does not cause the then outstanding amount of the Indebtedness of the Company and its Subsidiaries incurred pursuant to this clause (h), after giving pro-forma effect to such incurrence, to exceed $15,000,000 in the aggregate,
▪(i)    Indebtedness of Foreign Subsidiaries incurred pursuant to local lines of credit entered into in the ordinary course of business not to exceed $5,000,000 in the aggregate,
▪(j)    Permitted Receivables Repurchase/Indemnity Obligations,
▪(k)    [reserved], and
▪(l)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness that serves to modify, replace, renew, refinance, or extend any Indebtedness under clause (b), (c), (e), (f), (h) or (i) of this Section 6.1 (subject to the following proviso, “Refinancing Indebtedness”); provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being modified, replaced, renewed, refinanced or extended, (ii) the weighted average life to maturity of such Refinancing Indebtedness is not less than the weighted average life to maturity of the Indebtedness that is being modified, replaced, renewed, refinanced or extended, (iii) the final maturity date of such Refinancing Indebtedness is equal to or later than such Indebtedness being modified, replaced, renewed, refinanced or extended, (iv) such Refinancing Indebtedness shall have a market interest rate, (v) such Refinancing Indebtedness shall not be secured by any assets that do not already secure the Indebtedness that is being modified, replaced, renewed, refinanced or extended (and if such Indebtedness is unsecured, the Refinancing Indebtedness shall be unsecured, (vi) no additional direct or contingent obligors with respect to such Indebtedness are obligated in respect thereof as a result of or in connection with such refinancing, (vii) if the Indebtedness being modified, replaced, renewed, refinanced, replaced or extended is subordinated in right of payment or subordinated with respect to the Collateral, the Refinancing Indebtedness shall be subordinated on substantially the same basis or

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otherwise in manner satisfactory to the Required Lenders), (viii) documentation evidencing such Refinancing Indebtedness shall be provided to Agent promptly upon request and (ix) in the case of any Refinancing Indebtedness of any Indebtedness set forth in clause (c) hereof, such Refinancing Indebtedness are in the nature of a bona fide asset-based revolving credit facility provided by money-center commercial banks.
▪
◦6.2.    Encumbrances. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired, except in favor of the Agent or a trustee for the benefit of the Agent and except for the following permitted encumbrances (collectively, the “Permitted Encumbrances”):
▪(a)    any lease of any asset as a lessor in the ordinary course of its business and without interference with the conduct of its business or operations,
▪(b)    any pledge or deposit made by the Company or any Subsidiary in the ordinary course of its business (i) in connection with any workers’ compensation, unemployment insurance, social security or similar statute, regulation or other law or (ii) to secure the payment of any indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or statute, regulation or other law, or of any similar indebtedness, liability or obligation, not incurred in connection with the borrowing of any money or in connection with the deferral of the payment of the purchase price of any asset,
▪(c)    any attachment, levy or similar lien with respect to the Company or any Subsidiary arising in connection with any action or other legal proceeding so long as (i) the validity of the claim or judgment secured thereby is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves have been appropriately established for such claim or judgment, (iii) the execution or other enforcement of such attachment, levy or similar lien is effectively stayed and (iv) neither such claim or judgment nor such attachment, levy or similar lien would result in a Default or an Event of Default,
▪(d)    any statutory lien in favor of the United States for any amount paid to the Company or any Subsidiary as a progress payment pursuant to any government contract,
▪(e)    any statutory lien securing the payment of any tax, assessment, fee, charge, fine or penalty imposed by any government or political subdivision upon the Company or any Subsidiary or upon any of its respective assets but not yet due to be paid (excluding any lien arising under ERISA), so long as such tax, assessment, fee, charge, fine or penalty is being contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP,

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▪(f)    any statutory lien securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against the Company or any Subsidiary, but not yet due to be paid,
▪(g)    easements, rights of way, covenants, conditions, restrictions, encroachments, building code laws, zoning restrictions, rights-of-way, protrusions and similar encumbrances and title defects affecting Real Property imposed by law or recorded in the public records or arising in the ordinary course of business that do not secure any monetary obligations and that in the aggregate do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, taken as a whole, and such other title defects or survey matters in the aggregate that are disclosed by Mortgage Policies or current surveys that, in each case, do not materially interfere with the current use of any Mortgaged Property,
▪(h)    liens existing on the Closing Date and listed on Schedule 6.2 hereto,
▪(i)    liens securing the ABL Indebtedness, so long as such liens are subject to the Intercreditor Agreement,
▪(j)    liens on Receivables Assets arising in connection with Permitted Factoring Arrangements, and
▪(k)    liens on assets securing Indebtedness permitted by Section 6.1(a), (b), (e), (i), (j) or (l) hereof; provided, that, (i) any liens securing Indebtedness permitted by Section 6.1(e) hereof shall be limited to the assets financed by such Indebtedness, (ii) any liens securing Indebtedness permitted by Section 6.1(i) hereof shall be limited to assets of such Foreign Subsidiaries and if the assets securing such Indebtedness are Collateral, shall be subject to an intercreditor agreement, in form and substance satisfactory to the Required Lenders, and (iii) any liens securing Indebtedness permitted by Section 6.1(l) hereof shall be subject to an intercreditor agreement, in form and substance satisfactory to the Required Lenders.
◦6.3.    Investments and Guaranty Obligation. Neither the Company nor any Subsidiary will, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any guaranty other than a Guaranty or a guaranty of the Indebtedness of the ABL Loan Documents (subject to the Intercreditor Agreement), except for the following permitted investments (collectively, the “Permitted Investments”):
▪(a)    Investments by the Company or any Subsidiary in (i) Cash and Cash Equivalents (each as defined under GAAP) including any readily marketable direct obligation of the United States maturing within one year after the date of acquisition thereof, (ii) any time deposit maturing within one year after the date of acquisition thereof and issued by any banking institution that is authorized to conduct a banking business under any statute of the United States or any state thereof, or with respect to a Foreign Subsidiary authorized to conduct a banking business under any statute of the foreign country in which such Foreign Subsidiary is formed or organized or any political subdivision thereof, and has a combined capital and surplus

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of not less than $100,000,000, (iii) any demand or savings deposit with any such institution, (iv) any Dollar deposits in the London Interbank Market with such banking institution or any subsidiary of any such banking institution, (v) any commercial paper rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investor Services, Inc. (or equivalent if such rating scale is modified), (vi) money market funds registered under the Investment Company Act of 1940 that are rated AAAm by Standard & Poor’s Ratings Group or Aaa-mf by Moody’s Investor Services, Inc. (or equivalent if such rating scale is modified) and have portfolio assets of at least $5 million, and (vii) instruments equivalent to those referred to in clauses (i) through (v) above or funds equivalent to those referred to in clause (vi) above denominated in Euros, or any other foreign currency comparable, in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary, all as determined in good faith by the Company;
▪(b)    Investments existing as of the Closing Date and described on Schedule 6.3 hereto; and
▪(c)    Contingent Obligations incurred by a Subsidiary or by the Company, with respect to the obligations of the Company or any Subsidiary, entered into in the ordinary course of business,
▪(d)    Investments by any Loan Party in any other Loan Party,
▪(e)    Investments of any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount at any time outstanding, when taken together with all intercompany Indebtedness incurred by a Subsidiary that is not Loan Party from a Loan Party pursuant to Section 6.1, not to exceed $5,000,000 (exclusive of Foreign Subsidiary Operating Costs) (the “Non-Loan Party Investment Basket”),
▪(f)    Investments constituting a Permitted Acquisition or to fund the Consideration directly relating to a Permitted Acquisition, including, without limitation, capital contributions made by any Borrower in a Subsidiary, or by any Subsidiary in another Subsidiary, or purchases made by any Borrower of the Equity Interests of a Subsidiary, or by any Subsidiary of the Equity Interests of another Subsidiary, in connection with a Permitted Acquisition subject, however, to any limits applicable to a Permitted Acquisition under Section 6.7(d) of this Agreement,
▪(g)    Investments that are received by any Borrower or any Subsidiary in the ordinary course of business in a satisfaction of a claim made by such Borrower or such Subsidiary,
▪(h)    Investments that represent not more than 25% in non-cash consideration received in an Asset Sale permitted by this Agreement (for the avoidance of doubt, to the extent such consideration exceeds such percentage, the Investment may be made under another sub-clause of this Section 6.3 hereof to the extent of any capacity under such clause),

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▪(i)    Investments that represents an earn-out or other deferred compensation received in connection with an Asset Sale permitted by this Agreement,
▪(j)    purchases or repurchases of Receivables Assets pursuant to a Permitted Receivables Repurchase/Indemnity Obligation in connection with a Permitted Factoring Arrangement, and
▪(k)    other Investments (excluding any acquisition by the Company or any Subsidiary of all or substantially all of the assets of any other Person, or of the Equity Interests of any other Person that becomes a Subsidiary as result thereof) not exceeding at the time such Investment is made, when combined with the then outstanding amount of all other Investments made pursuant to this clause (k), $5,000,000.
▪No Investment may be made under sub-clauses (e), (f) or (k) of this Section 6.3, if at the time such Investment is made or immediately after giving effect thereto an Event of Default has occurred and is continuing.
▪Notwithstanding anything to the contrary herein or in any other Loan Document, (x) Investments in, and direct or indirect transfers to, Subsidiaries that are not Loan Parties (including by way of disposition, license, dividend, repurchase, merger, amalgamation or consolidation) shall be permitted to be made solely in reliance on the Non-Loan Party Investment Basket (and cannot be made pursuant to any other basket or provision under this Agreement (for the avoidance of doubt, no Investments in, and direct or indirect transfers to, a Subsidiary that is not a Loan Party made in reliance on the Non-Loan Party Investment Baskets may be reallocated or reclassified to another applicable basket and provision); and (y) the Loan Parties and their Subsidiaries shall not be permitted to sell, contribute, transfer legal title to, license on an exclusive basis, or otherwise dispose in any manner (including via an Investment, dividend disposition or other distribution of) any Intellectual Property or any other asset that is material to the business of the Loan Parties and their Subsidiaries to any Subsidiary that is not a Loan Party.
◦6.4.    Equity Interest Repurchases and Dividends. Neither the Company nor any Subsidiary will, directly or indirectly make any repurchase or repurchases of Equity Interests in the Company or any Subsidiary, pay any dividend or make any distribution, except for:
▪(a)    the repurchase by a Subsidiary of Equity Interests owned by the Company or another Subsidiary,
▪(b)    the payment of a dividend by a Subsidiary to the Company or to another Subsidiary,
▪(c)    the payment of a dividend payable solely in the form of Equity Interests of such Person, or
▪(d)    the payment of any other dividends, distributions, repurchases or redemptions, provided, however, that any such payments made in cash shall not exceed an aggregate amount of $5,000,000 during the term of this Agreement.

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◦6.5.    Limitation on Certain Restrictive Agreements. Neither the Company nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Company or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make dividends or distributions or any other interest or participation in its profits owned by the Company or any Subsidiary, or pay any Indebtedness owed to the Company or a Subsidiary, or to make loans or advances to the Company or any other Subsidiaries, or transfer any of its property or assets to the Company or any other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 6.2, (vi) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 6.1, (vii) customary restrictions imposed on the Company or any Subsidiary by any indenture or similar agreement governing any Subordinated Indebtedness or Indebtedness under Unsecured Notes permitted to be issued under Section 6.1; (viii) any document relating to Indebtedness secured by a Permitted Encumbrance insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) the ABL Loan Documents; and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.
◦6.6.    Material Indebtedness Agreements.
▪(a)    Amendments. Neither the Company nor any Subsidiary will amend, restate, supplement or otherwise modify any Material Indebtedness without the prior written consent of the Agent (acting at the direction of the Required Lenders) if any such amendment, restatement, supplement or other modification would materially impact the rights or remedies of the Agent or the Lenders hereunder. Notwithstanding the foregoing, the Company and its Subsidiaries may not amend or modify the ABL Loan Documents if such amendment or modification is prohibited by the terms of the Intercreditor Agreement.
▪(b)    Prepayment and Refinance of Other Debt, etc. After the Closing Date, the Company will not, and will not permit any Subsidiary to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Company or its Subsidiaries (other than (x) the Indebtedness and intercompany loans and advances among the Company and its Subsidiaries and (y) the ABL Indebtedness, subject to the terms of the Intercreditor Agreement); provided that (a) the Company or any Subsidiary may incur Refinancing Indebtedness permitted by Section 6.1 (and repay Indebtedness with the proceeds thereof), and (b) the Company or any Subsidiary may make any such payment or prepayment or redemption or acquisition for value if any such

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payment or prepayment or redemption or acquisition for value is made with the proceeds of the sale of Equity Interests in the Company.
◦6.7.    Consolidation, Merger, Acquisitions, Asset Sales, etc. Neither the Company nor any Subsidiary will (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any acquisition of all or substantially all of the assets or Equity Interests of any other Person, or assets constituting all or substantially all of a division or product line of any other Person, other than Permitted Acquisitions set forth in Section 6.7(d), (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except the following shall be permitted (collectively, 6.7(a), 6.7(b), 6.7(c) and 6.7(d) being “Permitted Dispositions”):
▪(a)    Certain Intercompany Mergers. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of (x) any Borrower (other than the Company) into the Company or another Borrower; provided that the Company or such Borrower is the surviving or continuing or resulting corporation or (y) any Domestic Subsidiary that is not a Borrower with or into the Company or another Borrower; provided that the Company or such Borrower is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary that is not a Loan Party with or into any Loan Party; provided that the surviving or continuing or resulting corporation is such Loan Party, (iii) the merger, consolidation or amalgamation (or the foreign equivalent of any of the foregoing) of any existing Foreign Subsidiary with or into any other existing Foreign Subsidiary; provided that if any such entity is a Loan Party, the surviving or continuing or resulting corporation is such Loan Party; (iv) any Asset Sale by a Borrower or any Guarantor to another Borrower or Guarantor, (v) any Asset Sale by any Foreign Subsidiary to any Borrower or any Guarantor; or (vi) any Asset Sale by any existing Foreign Subsidiary that is not a Loan Party to any other existing Foreign Subsidiary that is not a Loan Party.
▪(b)    Permitted Factoring Arrangements. Dispositions of Receivables Assets in connection with any Permitted Factoring Arrangement, so long as (i) such Receivables Assets are sold for cash in an amount not less than 95% of the face amount thereof (or on such other terms as the Agent may otherwise approve), (ii) the cash proceeds received by a Borrower or any Subsidiary from a Permitted Factoring Arrangement are paid directly to a Blocked Account for application to the Secured Obligations, and (iii) the aggregate face amount of Receivables Assets sold in any fiscal year does not exceed $45,000,000 (or such other amount as may be agreed to by the Required Lenders).
▪(c)    Other Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, Company or any Subsidiary may consummate any Asset Sale; provided that: (i) the consideration for each such Asset Sale represents fair value and any non-cash consideration does not exceed 25% of such consideration or such non-cash consideration otherwise qualifies as a Permitted Investment (with earn outs and other deferred consideration

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not treated as part of consideration) and (ii) the cumulative aggregate value of the assets subject to Asset Sales does not exceed $10,000,000 in any one fiscal year (excluding for purposes of computing such maximum amount conveyances of mere record title to any asset to a Governmental Authority to save taxes where Company or any Subsidiary has an option to require reconveyance of such property for a nominal price) for all such transactions completed during any fiscal year.
▪(d)    Permitted Acquisitions. Any acquisition by any Loan Party of all or substantially all of the assets of any other Person or of Equity Interests of any other Person that becomes a Subsidiary as result thereof (in either case, such Person being the “Target”) in a related line of business, or assets constituting all or substantially all of a division or product line of a Target in a related line of business, so long as:
•(i)    Lenders shall receive at least thirty (30) Business Days’ (or such shorter period as agreed to by Required Lenders in its reasonable discretion) prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition;
•(ii)    any newly created or acquired Subsidiary and the Subsidiaries of such created or acquired Subsidiary shall, to the extent required under Section 5.14, become a Borrower or Guarantor and comply with the requirements of Section 5.14,
•(iii)    at least fifteen (15) days (or such shorter period as agreed to by the Required Lenders in their reasonable discretion) prior to such acquisition, the Agent shall have received (for distribution to the Lenders), in form and substance reasonably satisfactory to Required Lenders, (A)(i) copies of such historical financial statements (if applicable) of the Target as Agent (at the direction of Required Lenders) may reasonably request and (ii) drafts or copies of the acquisition agreement and related agreements and instruments, and all legal opinions, certificates, lien search results and other documents reasonably requested by the Agent (at the direction of Required Lenders) and (B) if the Consolidated EBITDA of the Target with respect to such acquisition for the trailing twelve month period preceding the date of the acquisition (subject to such adjustments as may be agreed to by the Required Lenders in their sole discretion), as determined based upon the Target’s financial statements for its most recently completed interim financial period completed no more than sixty (60) days (or such longer period as agreed to by the Required Lenders in their reasonable discretion) prior to the date of consummation of such acquisition exceeds 10% of the Consolidated EBITDA of the Company and its Subsidiaries on a Consolidated Basis as of the last day of the fiscal month ending immediately prior to the date of such acquisition for which financial information is available, (i) a quality of earnings report with respect to such Target and (ii) an updated business plan (including pro forma financial statements) for the Company and its Subsidiaries after giving effect to the acquisition,
•(iv)    at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing,

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•(v)    the Company and its Subsidiaries are in compliance with the Financial Covenant on a pro-forma basis as of the last fiscal quarter of the Company most recently ended for which financial statements are then available or required to be delivered under Section 5.2 of this Agreement assuming the acquisition had been consummated during such quarter, and the Company demonstrates based on pro-forma projections covering the four fiscal quarters of the Company following the date of such Acquisition Certificate that the Company will be in compliance with the Financial Covenant upon and after consummation of such acquisition,
•(vi)    with respect to the payment of any earn-out obligation, any seller note or any other deferred consideration in respect of such acquisition, the Company and its Subsidiaries shall be in compliance with the Financial Covenant on a pro-forma basis as of the last fiscal quarter of the Company most recently ended for which financial statements are then available or required to be delivered under Section 5.2 of this Agreement after giving effect to the payment of any earn-out in connection with such acquisition,
•(vii)    at the time of such acquisition and at the time of payment of any earn-out, any seller note or any other deferred consideration in respect of such acquisition, and after giving effect thereto, the Borrowers shall have at least $35,000,000 of Excess Availability,
•(viii)    the aggregate cash Consideration for all such acquisitions after the Closing Date may not exceed $50,000,000 in the aggregate,
•(ix)    the aggregate cash Consideration for all such acquisitions after the Closing Date made by Loan Parties in Persons that do not become Loan Parties may not exceed $10,000,000 in the aggregate,
•(x)    the aggregate amount of earnout payments paid in cash in connection with any such acquisitions after the Closing Date may not exceed $10,000,000 in the aggregate,
•(xi)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed acquisition,
•(xii)    such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the Target, and
•(xiii)    with respect to any assets or Equity Interest of any Person acquired directly or indirectly pursuant to any such acquisition, there are no liens thereon other than Permitted Encumbrances, and
•(xiv)    the Company delivers to the Agent and the Lenders a certificate in form and content satisfactory to the Required Lenders (“Acquisition Certificate”) certifying the conditions set forth in Section have been satisfied (each such acquisition, including

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any such acquisition specifically consented to is, a “Permitted Acquisition” and all such acquisitions, the “Permitted Acquisitions”).
•Notwithstanding the foregoing, no Loan Party shall consummate any transaction that results in the disposition (whether by way of any dividend, equity interest repurchase, investment, Lien, encumbrance, sale, Asset Sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions) to any Subsidiary that is not a Loan Party of any Intellectual Property or any other asset that is material to the business of the Loan Parties and their Subsidiaries.
◦6.8.    Transactions with Affiliates. Neither the Company nor any Subsidiary will enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Company, any Loan Party, and in the case of a Loan Party, the Company or another Loan Party) (each, an “Affiliate Transaction”), except for transactions in the ordinary course of business upon fair and reasonable terms no less favorable to the Company or any Subsidiary than would apply in a comparable arm’s length transaction with a Person who is not an Affiliate, and agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Company, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.
◦6.9.    Disposal of Hazardous Substances. Neither the Company nor any Subsidiary will suffer, cause or permit the Disposal of Hazardous Substances at any Real Property owned, leased or operated by the Company or any Subsidiary, except in the ordinary course of the Company’s business in material compliance with applicable Environmental Laws.
◦6.10.    Fiscal Year, Fiscal Quarters. Neither the Company nor any Subsidiary will change its, or permit any Guarantor or other Subsidiary to change its, fiscal year or fiscal quarters (other than the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, at the time such Person becomes a Subsidiary, to conform to the Company’s, any Subsidiary’s fiscal year and fiscal quarters).
◦6.11.    Anti-Terrorism Laws. Neither the Company nor any Subsidiary shall be subject to or in violation of any law, regulation, or list of any government agency (including without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrowers or from otherwise conducting business with any Borrower. Without limiting the foregoing, no Borrower will, and will not permit any Controlled Entity (as defined in Section 4.21(b) hereof) to (i) become a Blocked Person or (ii) have any investments in, or knowingly (as such term is defined in Section (101)(6) of CISADA) engage in any dealings on transactions with, any Blocked Person.

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◦6.12.    Changes in Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a Consolidated Basis, which would then be engaged in by the Company and any Subsidiary, would be substantially changed from the general nature of the business engaged in by the Company and any Subsidiary on the Closing Date.

◦6.13.    Minimum Excess Availability. The Company will not permit Excess Availability, at any time, to be less than the greater of (x) ten percent (10%) of the ABL Borrowing Base and (y) $15,000,000.

◦6.14.    Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending on or about June 30, 2024, the Company will not permit, as of the end of any fiscal quarter, the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00.
•ARTICLE VII. DEFAULT
◦7.1.    Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, each an “Event of Default”, or, collectively, “Events of Default”):
▪(a)    Nonpayment. (x) Nonpayment after the same becomes due whether by acceleration or otherwise of principal of any of the Loans; or (y) nonpayment after the same becomes due whether by acceleration or otherwise of within three (3) Business Days of (i) any interest on any of the Loans, or (ii) any charge, fee or premium provided for hereunder or under the Fee Letter.
▪(b)    Certain Covenants. Default in the observance of any of the covenants or agreements of any Loan Party contained in Section 5.2(a), (b), (f) or (h), Section 5.3(b), Section 5.8 (solely with respect to the failure to maintain corporate, partnership or limited liability company, as applicable, existence), Section 5.14, Section 5.15, Section 5.18(i), Section 5.21, Section 5.22, Section 5.23 or Article VI.
▪(c)    Other Covenants. Default in the observance of any of the covenants or agreements of any Loan Party contained in this Agreement or any other Loan Document, other than those specified in sub-clause (a) or (b) of this Section 7.1, which is not remedied within thirty (30) days after the earlier of (i) notice thereof by the Agent to the Company or (ii) any Authorized Officer of a Loan Party becoming aware thereof.
▪(d)    Voluntary Insolvency Proceedings. If any Loan Party or any Material Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for any Loan

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Party or any Subsidiary or any of the Loan Parties’ or any Material Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, any Loan Party or other Material Subsidiary.
▪(e)    Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for any Loan Party or any Material Subsidiary or any of the Loan Parties’ or any Material Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the Bankruptcy Code; or the filing against any Loan Party or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against any Loan Party or any Material Subsidiary of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of any Loan Party or any Material Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.
▪(f)    Representations. If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of any Loan Party pursuant to or in connection with this Agreement or as an inducement to the Agent and the Lenders to enter into this Agreement or any other lending agreement with the Loan Parties shall prove to have been false in any material respect (or, with respect to any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, in any respect (after giving effect to any qualification therein)) at the time as of which the facts therein set forth were represented (or deemed represented), or to have omitted any substantial contingent or unliquidated liability or claim against any Loan Party or any Material Subsidiary required to be stated therein, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Loan Parties to Lenders at or prior to the time of such execution.
▪(g)    Cross Default Under Other Agreements. If the Loan Parties or any of their Material Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than this Agreement), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or

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holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or such Material Indebtedness of the Loan Parties or any of their Material Subsidiaries shall be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption), prior to the stated maturity thereof or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement (as defined under the ABL Credit Agreement), and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement (as defined under the ABL Credit Agreement) or any other agreement or instrument relating thereto.
▪(h)    Judgments. If any judgment or judgments (other than any judgment for which it is fully insured) against any Loan Party or any Material Subsidiary in an aggregate amount in excess of the Threshold Amount remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.
▪(i)    Pension Default.
◦(1)    The Company or any of its Subsidiaries (or any officer or director thereof) shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or the assets of the Company or any Subsidiary shall constitute “plan assets” subject to Title I of ERISA or Section 4975 of the Code,
◦(2)    any “accumulated funding deficiency” (as defined in Section 302 of ERISA), shall exist with respect to any Plan,
◦(3)    with respect to any Multiemployer Plan, any Loan Party or any Commonly Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom,
◦(4)    a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, or
◦(5)    any Plan shall terminate for purposes of Title IV of ERISA, which, in the case of (1) through (5) individually, or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
▪(j)    Change in Control. If there occurs a Change in Control.

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▪(k)    Challenge to Loan Documents. If any Loan Party shall challenge the validity and binding effect of any provision of any of the Loan Documents or shall state its intention to make such a challenge of any of the Loan Documents or any of the Collateral Documents shall for any reason (except to the extent permitted by its express terms) cease to be perfected or lose the priority of the Lien granted thereunder or cease to be effective.
▪(l)    Guarantor Default. Any Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing.
▪(m)    Financial Disclosure. The filing of any disclosure by the Company, including without limitation, a disclosure on any Form 10-K filed by the Company with the United States Security and Exchange Commission with respect to the Term Loan contains a “Going Concern” or functionally equivalent qualification, except in the case such “Going Concern” or functionally equivalent qualification arises as a result of Indebtedness under this Agreement or the ABL Credit Agreement being within one year of the final stated maturity date.
◦7.2.    Effects of an Event of Default.
▪(a)    Upon the happening of one or more Events of Default (except a default with respect to any Loan Party or any Subsidiary under either Section 7.1(d) or 7.1(e) hereof), the Agent may, and shall at the request of the Required Lenders, by notice to the Borrower Representative declare any commitments of the Lenders to lend money to the Borrowers (individually, the “Lender’s Obligations”, and collectively, the “Lenders’ Obligations”) to be cancelled and the principal of the Loans then outstanding and all reimbursement and other obligations of the Borrowers to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document. Upon such declaration, the Lenders’ Obligations shall be immediately canceled and the Loans and all other amounts payable under this Agreement and the other Loan Documents shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrowers.
▪(b)    Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof with respect to any Borrower or any Subsidiary, the Lenders’ Obligations shall be cancelled immediately, automatically and without notice, and the Loans and all other amounts payable hereunder and the other Loan Documents shall become immediately payable without presentation, demand or notice of any kind to the Borrowers.
▪(c)    No termination of this Agreement will relieve or discharge any Loan Party of its duties, obligations and covenants hereunder until all of the Indebtedness hereunder has been indefeasibly paid in full.
◦7.3.    Remedies. If any Event of Default occurs and is continuing, the Agent may, and, at the request of the Required Lenders shall, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

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◦7.4.    Application of Certain Payments and Proceeds. All payments and other amounts received by the Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:
▪(a)    first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Agent in its capacity as such;
▪(b)    second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under this Agreement) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) held by them;
▪(c)    third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) held by them;
▪(d)    fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them;
▪(e)    fifth, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Secured Obligations then owing to the Agent and the other Secured Parties; and
▪(f)    last, after all of the Secured Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrowers or as otherwise required by Law.
•It is understood and agreed by each Loan Party and each Secured Party that the Agent shall have no liability for any determinations made by it in this Section 7.4, in each case except to the extent resulting from the gross negligence or willful misconduct of the Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral and other amounts in accordance with the requirements hereof, and the Agent shall be entitled to wait for, and may conclusively rely on, any such determination.
•ARTICLE VIII. INDEMNIFICATION - EXPENSES - DAMAGE WAIVER
◦8.1.    Indemnification. Each Loan Party agrees, jointly and severally, to indemnify, defend, and hold harmless the Agent, the Lenders and their respective Related Parties

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(each an “Indemnitee”) from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges incurred in connection with this Agreement (including, without limitation, fees and charges of counsel), including, but not limited to, (a) the use of, or proposed use of, the proceeds borrowed under this Agreement, (b) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral (including, without limitation, any Intellectual Property, equity interests and Real Property in accordance with this Agreement and the other Loan Documents), and (c) all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by any Indemnitee, or any other Person as a result of any breach of any covenant or representation or warranty relating to any Environmental Law or any actual presence of, Release of or threatened Release of Hazardous Substances at, on, in, under or from the Real Property owned, leased or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, except to the extent resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. The liability of the Loan Parties under the covenants of this Section is not limited by any exculpatory provisions in this Agreement and shall survive repayment of the Loans, or any transfer or termination of this Agreement regardless of the means of such transfer or termination, with respect to acts or omissions or a Release occurring before such repayment, transfer or termination.
◦8.2.    Expenses. The Loan Parties, jointly and severally, shall pay (a) all reasonable out-of-pocket expenses incurred by the Agent or any Lender (including, without limitation, the Agent’s or any Lender’s underwriting fees, filing fees, appraisal fees, recording fees and the reasonable fees, costs and expenses of counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, the Agent or any Lender, as applicable), in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Agent or any Lender in connection with any inspection, field examination or appraisal permitted by Section 5.22 of this Agreement and (c) all out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of any counsel for the Agent or any Lender) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, or (ii) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred, whether before or after a default or event of default has occurred under any of the Loan Documents, relating to a workout, restructuring or other negotiations with Borrowers in respect of such Loans.
◦8.3.    Waiver of Consequential Damages, Etc.. To the fullest extent permitted by applicable law, each Loan Party agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result

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of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 8.1 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
•ARTICLE IX. THE AGENT
◦9.1.    Appointment and Authorization.
▪(a)    Appointment as Agent. Each Lender hereby irrevocably appoints HSBC Bank as Agent and HSBC Bank as Agent accepts such appointment. Each Lender hereby irrevocably authorizes the Agent to take such action as such agent on its behalf and to exercise such powers hereunder as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto or to take or refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or fiscal requirement, court order or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system. Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by such agent or them hereunder or in connection herewith by reason of any occurrence beyond their control (including, but not limited to any act or provision of any present or future law or regulation of any Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility, collectively, a “Force Majeure Event”), except for such agent’s or their own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Agent (x) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and its duties shall be administrative in nature only, whether or not a default has occurred and is continuing, and shall not by reason of this Agreement or any other Loan Documents be a trustee or fiduciary for any Lender; (y) shall not be responsible to any Lender for, or have any duty to ascertain or inquire into, (i) any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, this Agreement or any other Loan Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or any other document referred to or provided for herein or therein or the Collateral or for any failure by any Loan Party, or any other Person to perform any of its obligations or covenants hereunder or thereunder, (iii) the satisfaction of any conditions precedent set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent or (iv) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder

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or the validity of the title of the Loan Parties to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral; and (z) shall not be responsible to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including by reason of the occurrence of a Force Majeure Event, except in the event of such agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The Agent shall be entitled to take any action or refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or court order. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith.
▪(b)    Appointment as Secured Party Representative. In its capacity, the Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender confirms its authority for the Agent entering into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Secured Parties. The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) as described in Section 9.14; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; or (iv) upon payment in full of the “Obligations”. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower Representative to the Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided however that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations of any Loan Party under any Loan Document, or any Liens upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which

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shall continue to constitute part of the Collateral. The Agent may, but shall not be obligated, to take such action as it deems necessary to perfect or continue the perfection of the “Liens” on the “Collateral” (as such terms are defined in the Loan Documents) held for the benefit of the Secured Parties. Upon the cash payment in full of all of the Obligations and termination of this Agreement and each of the Loan Documents or as may be otherwise directed by Required Lenders in accordance with the applicable provisions of this Agreement, all rights to the Collateral as shall not have been sold or otherwise applied, in each case, pursuant to the terms hereof shall revert to the applicable Loan Party, its successors or assigns, or otherwise as a court of competent jurisdiction may direct. Upon any such termination, the Agent will, at the Borrower Representative’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower Representative shall reasonably request to evidence such termination. The powers conferred on the Agent under the Agreement and related Loan Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Agent shall have no other duty as to the Collateral, whether or not the Agent or any of the other Lenders has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property.
▪(c)    Reliance by Agent. The Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition to the making of a loan, the Agent may presume that such condition is satisfactory to such Lender unless the Agent receives notice to the contrary from such Lender prior to the making of such loan.
▪(d)    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the Agreement shall apply to any such sub-agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

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▪(e)    Merger. Any entity into which the Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Agent in its individual capacity may be transferred, shall be the Agent under this Agreement without further action.
◦9.2.    Waiver of Liability of Agent. The Agent shall not have any liability or, as the case may be, any duty or obligation:
▪(a)    Other than its respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;
▪(b)    To any Lender on account of any failure or delay in performance by any Loan Party or any other Lender of any of their respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;
▪(c)    To any Lender to provide either initially or on a continuing basis any information with respect to the Loan Parties or any of its Affiliates or Subsidiaries or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of the Loan Parties or any of the Affiliates of the Loan Parties or any Subsidiaries; provided however the Agent shall promptly provide to each Lender a copy of the documents delivered by the Loan Parties to the Agent pursuant to Section 5.2 of this Agreement;
▪(d)    To any Lender to investigate whether or not any Default or Event of Default has occurred (and the Agent may assume that, until the Agent shall have actual knowledge or shall have received notice from any Lender or Borrower Representative, to the contrary, no such Default or Event of Default has occurred);
▪(e)    To any Lender to account for any sum or profit or any property of any kind received by the Agent arising out of any present or future banking or other relationship with any Loan Party or any of the Affiliates of any Loan Party or any Subsidiaries, or with any other Person except the relationship established pursuant to this Agreement or the Loan Documents;
▪(f)    To any Lender to disclose to any Person any information relating to any Borrower or any of the Affiliates of any Borrower or any Subsidiaries received by the Agent, if in any such party’s reasonable determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against the Agent by any Borrower or any other Person;
▪(g)    To any Lender to disclose to any Person any information relating to any Borrower or any of the Affiliates of any Borrower or any Subsidiaries received by the Agent or its Affiliates, except as expressly set forth in this Agreement and in the other Loan Documents;

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▪(h)    To take any action or refrain from taking any action other than as expressly required by this Agreement and the Loan Documents;
▪(i)    To commence any legal action or proceeding arising out of or in connection with this Agreement or the Loan Documents or to incur any liability, financial or otherwise in the performance of any of its duties as the Agent until the Agent shall have been indemnified to the Agent’s satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys’ fees and expenses) in respect of such legal action or proceeding; or
▪(j)    To expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Agreement.
◦9.3.    Note Holders. The Agent may treat the payee of any Loan or Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.
◦9.4.    Consultation with Advisors. The Agent may consult with legal and other professional advisors selected by the Agent, as to any matter relating to this Agreement, and shall not be liable for any action taken or suffered in good faith by the Agent in accordance with the opinion of any such professional advisor.
◦9.5.    Documents. The Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other documents furnished pursuant hereto or in connection herewith or the value of any Collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
◦9.6.    Agent and Affiliates. With respect to the Loans, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business any Borrower, any Guarantor or any other Subsidiary or any Affiliate thereof including, without limitation, entering into any kind of Hedge Agreement with respect to the Loans.
◦9.7.    Knowledge of Default. It is expressly understood and agreed that the Agent a shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.
◦9.8.    Enforcement. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents, the Agent shall have the sole right of enforcement and each Lender agrees that no Lender shall have any right individually to enforce any provision of this Agreement or the Loan Documents, or make demand under this Agreement or the Loan Documents.

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◦9.9.    Action by Agent. (a) So long as the Agent shall be entitled, pursuant to Section 9.7 of this Agreement, to assume that no Default or Event of Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises. The Agent may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder and under any of the Loan Documents or in connection herewith and therewith or any other matters relating hereto and thereto. The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, or (ii) in the absence of its own gross negligence or willful misconduct as and to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.
▪(b)    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to Borrowers or any of their Subsidiaries, the Agent (irrespective of whether any Indebtedness hereunder shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise;
•(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under the terms of this Agreement) allowed in such judicial proceeding; and
•(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party, to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under the terms of this Agreement.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Secured Party, any plan of reorganization, arrangement, adjustment or composition affecting any Indebtedness under this Agreement or any other Loan

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Document or the rights of any Secured Party, to authorize the Agent to vote in respect of the claim of any Secured Party in any such proceeding.
◦9.10.    Notices, Defaults, etc. The Agent shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such default or event of default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”. The Agent will notify the Lenders of its receipt of any such notice. In the event that the Agent shall have acquired actual knowledge of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and the Agent shall inform the other Lenders in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Secured Obligations. The Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Agreement that the Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the “Required Lenders”; provided however that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders. The Agent shall not, under any circumstances, be liable to any Lenders, the Loan Parties or any other person or entity for following the direction of Required Lenders.
◦9.11.    Indemnification of Agent. The Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by the Loan Parties), ratably according to their respective Applicable Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by such Agent-Related Person with respect to this Agreement or any Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees and expenses) or disbursements resulting from such Agent-Related Person’s gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction or from any action taken or omitted by such Agent-Related Person in any capacity other than as the Agent under this Agreement. The obligations of the Lenders under this Section

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9.11 shall survive payment of the Indebtedness under this Agreement and termination of this Agreement.
◦9.12.    Successor Agent.
▪(a)    The Agent may resign as the Agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower Representative and the Lenders. If the Agent shall resign under this Agreement, then provided no Event of Default has occurred, the Borrower Representative shall have the right, (i) with the consent of the Required Lenders, such consent not to be unreasonably withheld, to appoint from among the Lenders a successor administrative agent for the Lenders who is willing to accept such appointment, or (ii) with the consent of the Required Lenders, which may be withheld in their sole discretion, to appoint a successor that is not a Lender, but which shall be a bank with an office in New York State, or an Affiliate of any such bank.
▪(b)    If no successor shall have been so appointed and approved within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may appoint a successor Agent meeting the qualifications specified in Section 9.12(a) ; provided that if the Agent shall notify the Borrower Representative and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Borrower Representative appoints and the Required Lenders approve a successor Agent as provided for above in the preceding paragraph.
▪(c)    With effect of any resignation by the Agent (the “Resignation Effective Date”), (i) the retiring Agent shall be discharged from its duties and obligations under this Agreement and other Loan Documents, and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by the successor Agent. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent). Regardless of whether a successor is appointed, as of the Resignation Effective Date, the retiring Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. Notwithstanding the effectiveness of any resignation, all rights of the retiring Agent (and any sub-agent) to indemnification by the Borrowers and Lenders shall continue in effect for the benefit of such retiring Agent, its sub-agents and their Indemnitees in respect of any action taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
▪(d)    Upon its appointment, such successor agent shall succeed to the rights, powers and duties as the Agent, as applicable, and the term “Agent” shall mean such

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successor effective upon its appointment, and the former Agent’s rights, powers and duties as the Agent shall be terminated without any other or further act or deed on the part of the former Agent or any of the parties to this Agreement.
◦9.13.    Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that no Agent-Related Person has made any representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Borrower or any Subsidiary, or with respect to the statements contained in the Confidential Information Materials or in any other oral or written communication between the Agent-Related Person and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of any Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that no Agent-Related Person has any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agent to the Lenders hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter. Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Agent or any sub-agents, or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates thereof (collectively the “Agent Parties”), and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
◦9.14.    Amendments, Consents. No amendment, modification, termination or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Agent and the Lenders or Required Lenders, as appropriate, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, no amendment, waiver or consent shall:
▪(a)    extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to this Agreement, in each case without the written consent of such Lender (it being understood that the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

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▪(b)    postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;
▪(c)    reduce the principal of, or the rate of interest (cash pay interest) specified herein on, or change the currency of, any Loan, (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of a financial ratio (including the definition of Excess Availability) or in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided however that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
▪(d)    change Section 2.5 or any other section of this Agreement in a manner that would alter the pro rata funding of each Loan, change in the manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder or any change to the definition of Applicable Percentage without the written consent of each Lender,
▪(e)    change any percentage voting requirement, the voting rights or the Required Lenders definition without the written consent of each Lender,
▪(f)    change Section 7.4 of this Agreement, without the written consent of each Lender,
▪(g)    other than in a transaction expressly permitted under this Agreement on the Closing Date, release any Borrower without the written consent of each Lender,
▪(h)    other than in a transaction expressly permitted under this Agreement on the Closing Date, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;
▪(i)    other than in a transaction expressly permitted under this Agreement on the Closing Date, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
▪(j)    other than in a transaction expressly permitted under this Agreement on the Closing Date, subordinate (or take any action that has the effect of subordinating) the Lien on all or substantially all of the Collateral granted to secure the Secured

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Obligations or subordinate (or take any action that has the effect of subordinating) the Secured Obligations in right of payment, without the written consent of each Lender;
▪(k)    amend this Section 9.14 or Section 9.16 of this Agreement, without the written consent of each Lender;
provided however only the consent of the Required Lenders shall be required for a waiver involving any amendment hereunder or under the other Loan Documents which does not specifically require unanimous consent of the Lenders; provided further that no such document shall amend, modify or otherwise affect the rights or duties of the Agent without the prior written consent of the Agent. Notice of amendments or consents ratified by the Required Lenders hereunder shall immediately be forwarded by the Agent to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Except as specifically provided below, a Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents, and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender. In addition, notwithstanding anything else to the contrary contained in this Section 9.14, (a) [reserved], (b) if the Agent and the Borrower Representative shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower Representative shall be permitted to amend such provision and (c) the Agent and the Borrower Representative shall be permitted to amend any provision of any Security Document, Guaranty, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document if in the case of amendments contemplated by clause (b) the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by any Borrower or any Guarantor on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than any such Secured Obligations that are contingent in nature or unliquidated at such time), (ii) constituting property being sold or disposed of if the Borrower Representative certifies to the Agent that the sale or disposition is a Permitted Disposition made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary and such sale is permitted or approved under the terms of this Agreement, the Agent is authorized to release any Guaranty provided by such Subsidiary, (iii) constituting property leased to a Borrower or a Guarantor under a lease which has expired or been terminated in a transaction permitted under this

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Agreement, or (iv) as required to affect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Agent will not release any Liens on any material Collateral without the prior written authorization of all Lenders. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon, or obligations of any Borrower or any Guarantor in respect of, all interests retained by any Borrower or any Guarantor, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
Notwithstanding the foregoing, any amendment, waiver, modification or agreement which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
◦9.15.    Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than 4:00 p.m. on the day before the day on which Loans are requested by the Borrower Representative to be made that (or, if the request for a Loan is made by the Borrower Representative on the date such Loan is to be made, then not later than 2:00 p.m. on such day) such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment on such date, such Lender shall pay such amount to the Agent on demand, together with interest thereon, as set forth in Section 2.5(b) of this Agreement.
◦9.16.    Sharing of Payments. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Loans in excess of its pro rata share of such payments shared by all Lenders, such Lender shall forthwith purchase from the other Lenders participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however if all or any portion of such excess payment is hereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 9.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

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◦9.17.    Payment to Lenders. Except as otherwise set forth in Sections 2.3(c), 2.4(e) and 9.16 of this Agreement, promptly after receipt from any Borrower of any principal or interest payment on the Loans or any fees payable under, or in connection with, this Agreement (other than fees payable to the Agent for the account of the Agent), the Agent shall promptly distribute to each Lender that Lender’s ratable share of the funds so received. If the Agent fails to distribute collected funds received by 2:00 p.m. on any Business Day prior to the end of the same Business Day, or to distribute collected funds received after 2:00 p.m. on any Business Day by the end of the next Business Day, the funds shall bear interest until distributed at the Federal Funds Effective Rate.
◦9.18.    [Reserved].
◦9.19.    USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) at such other times as re required under the USA Patriot Act.
◦9.20.    ERISA.
▪(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
◦(1)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,
◦(2)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

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◦(3)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I or PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
◦(4)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
▪(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
◦(1)    none of the Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
◦(2)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
◦(3)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations),
◦(4)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions thereunder; and

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◦(5)    no fee or other compensation is being paid directly to the Agent any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
▪(c)    The Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
◦9.21.    [Reserved].
◦9.22.    [Reserved].
◦9.23.    Benefit of Article IX. The provisions of this Article IX are intended solely for the benefit of the Agent and the Lenders. No Borrower shall be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Agent or any Lender. Each Borrower acknowledges and consents to the foregoing provisions of this Article IX.
◦9.24.    Erroneous Payment. (a) If the Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.24 and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof)

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as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
▪(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
•(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
•(ii)    such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.24(b).
For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 9.24(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.24(a) or on whether or not an Erroneous Payment has been made.
▪(c)    Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).
▪(d)    (1) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/

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or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.
•(i)    Subject to Section 10.13 (but excluding, in all events, any assignment consent or approval requirements (whether from a Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.
▪(e)    The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not

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recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Debtor’s Indebtedness under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Indebtedness in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by the Debtor; provided that this Section 9.24 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Indebtedness of the Debtor relative to the amount (and/or timing for payment) of the Indebtedness that would have been payable had such Erroneous Payment not been made by the Agent; provided further that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Debtor for the purpose of making such Erroneous Payment.
▪(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
▪(g)    Each party’s obligations, agreements and waivers under this Section 9.24 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.
◦9.25.    Flood Insurance. Agent hereby notifies each Lender that pursuant to applicable Flood Insurance Laws, each federally regulated Lender (whether acting as a lender or a participant in a credit) is responsible for assuring its own compliance with flood insurance requirements. The Agent will coordinate with the Borrowers to deliver to the applicable Lender any additional information reasonably required for such Lender’s flood due diligence.
◦9.26.    [Reserved].
◦9.27.    Intercreditor Agreement. The Agent is authorized by the Lenders and other Secured Parties to enter into the Intercreditor Agreement and any other intercreditor agreement expressly contemplated by this Agreement, and the parties hereto acknowledge that the Intercreditor Agreement, any other intercreditor agreement, will be binding upon them. Each Lender and other Secured Party (a) understands, acknowledges and agrees that Liens will be created on Collateral pursuant to the Loan Documents, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other

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intercreditor agreement (if entered into) and (c) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements permitted to this Agreement), and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.
◦9.28.    No Liability for Clean-up of Hazardous Materials. In the event that the Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Agent’s sole discretion may cause the Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Agent to incur liability under CERCLA or any other federal, state or local law, the Agent reserves the right, instead of taking such action, to either resign as the Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Agent, the Agent shall not be liable to any person or entity for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, Release or threatened Release of Hazardous Substances. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Loan Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any person or entity other than the Borrowers, the Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.
•ARTICLE X. MISCELLANEOUS
◦10.1.    Amendments. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement or as otherwise provided in Section 9.14 of this Agreement, subscribed by an Authorized Officer of the Borrowers and by authorized officers of the Required Lenders (or all the Lenders, if applicable), and the Agent.
◦10.2.    Delays and Omissions. No course of dealing and no delay or omission by the Agent or the Lenders in exercising any right or remedy hereunder or with respect to any Indebtedness of the Borrowers to shall operate as a waiver thereof or of any other right or. remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Agent and the Lenders may remedy any Event of Default in any reasonable manner without waiving the Event of Default remedied and without waiving any other prior or subsequent Event of Default by Borrowers and shall be reimbursed for their expenses in so remedying such Event of Default. All rights and remedies of the Lenders and the Agent hereunder are cumulative.
◦10.3.    Assignments/Participation. (a) No Borrower or Guarantor shall assign or otherwise transfer any of its rights or obligations pursuant to this Agreement or any other

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Loan Document without the prior written consent of the Agent, and any such assignment or other transfer without such prior written consent shall be void.
▪(b)    Any Lender may, in accordance with applicable law, at any time sell to one or more Persons who would qualify as an Eligible Assignee (each, a “Participant”) participating interests in the Term Loan owing to such Lender, the Term Loan held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of its portion of the Term Loan for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In no event shall any Participant have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by Borrowers or any Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the Term Loan Maturity Date, in each case to the extent subject to such participation. Each Lender that sells a participation shall, acting as an agent of the Borrowers solely for this purpose, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish compliance with any applicable provision of the Code, including to establish that any Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entities in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.
▪(c)    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to an Eligible Assignee all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an Assignment and Assumption. The consent of the Agent and the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall be required prior to an assignment becoming effective if so required for the assignee to be an “Eligible Assignee”; provided that the consent of the Borrower Representative shall not be required after the occurrence and during the continuance of an Event of Default. Each such assignment shall be in an amount not less than the lesser of (i) $5,000,000 for each portion of the Term Loan Commitment of such assigning Lender, or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment). Upon (i) delivery to the Agent of an Assignment and Assumption, together with any consents required above, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective

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date of such assignment, such Eligible Assignee shall for all purposes be a Lender to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower Representative, the Lenders or the Agent shall be required to release the transferor Lender, and the transferor Lender shall be released without any further action, with respect to the Commitments and the Term Loan assigned to such Eligible Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.3(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.3(b) of this Agreement. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 10.3(c), the transferor Lender, the Agent and the Borrower Representative shall make appropriate arrangements so that replacement Notes (if any) are issued to such transferor Lender, if requested by such transferor Lender, and new Notes or, as appropriate, replacement Notes are issued to such Eligible Assignee, if requested by such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
▪(d)    Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.
▪(e)    [Reserved].
▪(f)    The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its offices for notices set forth in Section 10.5 (or at such other address as the Agent may from time to time notify the Borrower) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (c) of this Section and any written consent to such assignment required by clause (c) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for

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purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
◦10.4.    Successors and Assigns. Borrower, Guarantor, Subsidiary, Lenders and Agent as such terms are used herein shall include the legal representatives, successors and permitted assigns of those parties; provided that any assignment by any Borrower or any Guarantor of its rights or obligations under this Agreement without the consent of the Lenders required pursuant to Section 10.3 shall be null and void.
◦10.5.    Notices. Any notice, request or demand to or upon the respective parties hereto to be effective shall be in writing, unless otherwise expressly provided herein, and shall be deemed to have been given or made when delivered by hand or by facsimile (with a copy by regular mail), one (1) Business Day after being delivered to a courier for overnight delivery, three (3) Business Days after being deposited in the first class United States mail, or when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:
To any Loan Party:    Astronics Corporation
130 Commerce Way
East Aurora, New York 14052
Attn: Colin Kujawski, Assistant Treasurer
Facsimile No.: 716-805-1286
Telephone No.: 716-655-0800 ext. 213
(With a copy which
shall not itself
constitute notice to):    Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
Attention: Christofer C. Fattey, Esq.
Facsimile No.: 716-819-4714
Telephone No.: 716-848-1757
To the Agent:    HSBC Bank USA, National Association
Commercial Banking Department
2929 Walden Avenue
Depew, New York 14043
Attn: Joseph W. Burden, Vice President
Facsimile No. 716-841-0750
Telephone No. 716-841-6763
and    HSBC Bank USA, National Association
66 Hudson Blvd E,

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New York, NY 10001
Attn: Issuer Services/Loan Agency
Facsimile No.: 917-229-6659
Telephone No.: 212-525-7293
Email: CTLANY.loanagency@us.hsbc.com
(With a copy which
shall not itself
constitute notice to):    Mayer Brown LLP
71 S. Wacker Drive
Chicago, Illinois 60606
Attention: Matt O’Meara and Beth Vogel
Email: momera@mayerbrown.com; bvogel@mayerbrown.com
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower Representative may in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
◦10.6.    Governing Law. This Agreement, the transactions described herein and the obligations of the parties hereto shall be construed under, and governed by, the internal laws of the State of New York without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations Law.
◦10.7.    Counterparts. This Agreement may be executed in any number of counterparts and by the Agent, the Lenders and the Borrowers on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, or any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
◦10.8.    Titles. Titles to the sections of this Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of this Agreement or any part thereof.

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◦10.9.    Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail; provided that in the case of any inconsistency with the Intercreditor Agreement, the Intercreditor Agreement shall prevail.
◦10.10.    Course of Dealing. Without limitation of the foregoing, the Agent and the Lenders shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lenders or the Agent in refraining from so doing at any time and notwithstanding any custom in the banking trade. Any delay or failure by the Lenders or the Agent at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.
◦10.11.    USA Patriot Act Notification. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56), such Lender is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act (collectively, the “Customer Identification Materials”). Each Borrower has delivered to the Agent, and the Agent acknowledges receipt from such Borrower of, the Customer Identification Materials requested by the Agent to satisfy the Agent’s regulatory requirements with respect thereto. Each Borrower consents to the dissemination of such Customer Identification Materials by the Agent to each Lender.
◦10.12.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general obligations (in whatever currency) at any time owing by such Lender or any such Affiliate) to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of such Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender or its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Affiliates may have. Each Lender agrees to notify the Borrower Representative and the Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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◦10.13.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Agent and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agents or any Lender has advised or is currently advising any Borrower or their respective Affiliates on other matters) and none of the Agent nor any Lender has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.
◦10.14.    JURY TRIAL WAIVER. EACH BORROWER, THE AGENT AND EACH LENDER, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO. EACH BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE AGENT OR ANY LENDER NOR THE AGENT NOR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

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◦10.15.    CONSENT TO JURISDICTION. EACH BORROWER, THE AGENT AND EACH LENDER AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN NEW YORK COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE SOUTHERN DISTRICT OF NEW YORK, AND EACH BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER REPRESENTATIVE, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.
◦10.16.    Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
◦10.17.    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time any Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Loan Party becomes effective with respect to any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Contract as may be needed by such Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Contract (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each applicable Loan Party for all purposes of the Commodity Exchange Act.
◦10.18.    Contractual Recognition of Bail-In.
▪(a)    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and

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conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
•(i)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
•(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
◦(1)    a reduction in full or in part or cancellation of any such liability;
◦(2)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
◦(3)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
▪(b)    “Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.
▪(c)    “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of any EEA Financial Institution.
▪(d)    “Bail-In Legislation” (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
▪(e)    “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
▪(f)    “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority

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▪(g)    “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
▪(h)    “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
▪(i)    “Write-Down and Conversion Powers” (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
◦10.19.    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
▪(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights

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under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
▪(b)    As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
◦10.20.    Confidentiality. The Agent and each Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower Representative prior to any such disclosure by such Person to the extent practicable (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower Representative as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those

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of this Section 10.20 (or as may otherwise be reasonably acceptable to the Borrower Representative), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee, any pledgee referred to in this Agreement, or any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations; (f) with the written consent of the Borrower Representative; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.20 or becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or their respective related parties (so long as such source is not known to the Agent, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder; or (i) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 10.20.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof other than as a result of a breach of this Section 10.20; provided that all information received after the Closing Date from any Borrower or any Subsidiary shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.
Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company and its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
Notwithstanding the foregoing, the Loan Parties hereby authorize the Agent, upon prior notice, to make appropriate announcements of the financial arrangement entered into among the Loan Parties and the Agent, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the Agent shall reasonably deem appropriate.
•ARTICLE XI. GUARANTEE
◦11.1.    The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all

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other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if any Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
◦11.2.    Obligations Unconditional. The obligations of the Guarantors under Section 11.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of any Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
▪(a)    at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
▪(b)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Obligations or the rate of interest or the fees thereon);
▪(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.9, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
▪(d)    any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
▪(e)    the release of any other Guarantor pursuant to Section 11.9.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any

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Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
◦11.3.    Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
◦11.4.    Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the credit facility provided for under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to such Loan Party’s Obligations in a subordination agreement reasonably acceptable to the Required Lenders.
◦11.5.    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of any Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due

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and payable) as against a Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1.
◦11.6.    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
◦11.7.    Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
◦11.8.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
◦11.9.    Release of Guarantors. The Guarantees made herein shall remain in full force and effect so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied.
◦11.10.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Agent and the Lenders, and each Guarantor shall remain liable to the Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
◦11.11.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably (a) guarantees the prompt payment and performance of all obligations under Swap Contracts owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any

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Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of obligations under Swap Contracts (provided however that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act
◦11.12.    Independent Obligations. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to the Borrowers shall operate to toll the statute of limitations as to the Guarantors.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all as of the Closing Date.

[BORROWERS:

ASTRONICS CORPORATION, as a Borrower and Borrower Representative

By:     /s/ David C. Burney
Name:    David C. Burney
Title:    Executive Vice President - Finance

ASTRONICS ADVANCED ELECTRONIC SYSTEMS CORP.,
ASTRONICS TEST SYSTEMS INC.,
ASTRONICS AEROSAT CORPORATION
ASTRONICS CONNECTIVITY SYSTEMS & CERTIFICATION CORP.,
LUMINESCENT SYSTEMS, INC.,
PECO, INC.,
DIAGNOSYS HOLDINGS INC.,
ASTRONICS DME LLC,
DIAGNOSYS INC.,
each, as a Borrower

By:     /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

ASTRONICS AIR II LLC, as a Borrower

By: ASTRONICS CORPORATION, its sole member

By:     /s/ David C. Burney
Name:    David C. Burney
Title:    Executive Vice President - Finance

Signature Page to Credit Agreement

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[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

HSBC BANK USA, N.A., as Agent

By:     /s/ Asma Alghofailey
Name:    Asma Alghofailey
Title:    Vice President

Signature Page to Credit Agreement

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[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

REDWOOD ENHANCED INCOME CORP., as a Lender

By: Redwood Capital Management, LLC, its adviser

By:     /s/ Ruben Kliksberg
Name:    Ruben Kliksberg
Title:    Chief Executive Officer

REDWOOD DOMESTIC FUND, LP, as a Lender

By: Redwood Capital Management, LLC, its investment manager

By:     /s/ Ruben Kliksberg
Name:    Ruben Kliksberg
Title:    Chief Executive Officer

REDWOOD OFFSHORE FINCO, LLC, as a Lender

By: Redwood Offshore Fund, Ltd., its sole owner
By: Redwood Capital Management, LLC, its investment manager

By:     /s/ Ruben Kliksberg
Name:    Ruben Kliksberg
Title:    Chief Executive Officer

REDWOOD DRAWDOWN MASTER FUND III, L.P., as a Lender

By: Redwood Capital Management, LLC, its investment manager

By:     /s/ Ruben Kliksberg
Name:    Ruben Kliksberg
Title:    Chief Executive Officer

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